                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




         Filed by the Registrant /X/
         Filed by a party other than the Registrant /  /



         Check the appropriate box:



         /X/ Preliminary Proxy Statement
         / / Confidential, for Use of the Commission Only (as permitted by
             Rule 14a-6(e)(2))
         / / Definitive Proxy Statement
         / / Definitive Additional Materials
         / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                        The Carbide/Graphite Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):



         /X/ No fee required.
         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.
                  (1) Title of each class of securities to which transaction applies:



                  -------------------------------------------------------------
                  (2) Aggregate number of securities to which transaction applies:



                  -------------------------------------------------------------
                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



                  -------------------------------------------------------------
                  (4) Proposed maximum aggregate value of transaction:



                  -------------------------------------------------------------
                  (5) Total fee paid:



                  -------------------------------------------------------------
         / / Fee paid previously with preliminary materials:



         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



                  (1) Amount previously paid:



                  -------------------------------------------------------------
                  (2) Form, Schedule or Registration Statement no.:



                  -------------------------------------------------------------
                  (3) Filing party:



                  -------------------------------------------------------------
                  (4) Date filed:



                  -------------------------------------------------------------

                        THE CARBIDE/GRAPHITE GROUP, INC.
                         ONE GATEWAY CENTER, 19TH FLOOR
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 562-3700


August    , 2001


Dear Stockholder:


         You are cordially invited to attend a Special Meeting in lieu of the Annual Meeting of Stockholders (the "Meeting") of The Carbide/Graphite Group, Inc. (the "Company"), to be held at The Westin William Penn, 532 William Penn Place, Pittsburgh, Pennsylvania 15219 on Tuesday, August , 2001 at 10:00 A.M., EST.



         The purpose of the meeting is to elect three nominees to the Board of Directors (Proposal 1), to ratify the appointment of independent auditors for the fiscal year ending July 31, 2001 (Proposal 2), and to consider and vote upon three proposals prompted by a proposed preferred stock investment in the Company by Questor Partners Fund II, L.P. and certain affiliated investment funds, as more fully described in the Proxy Statement (the "Questor Investors") (Proposals 3-5). The Questor Investors propose investing between $49 million and $64 million in the Company for a new series of convertible preferred stock. The existing common stockholders of the Company will be given an opportunity to purchase $15 million of the same series of convertible preferred stock in a rights offering (which will be made by a separate prospectus), with the Questor Investors agreeing to purchase any shares not purchased by such existing common stockholders in such offering. The Questor Investors will also be able to purchase up to an additional $25 million of convertible preferred stock of the Company during the three year period following their first purchase of convertible preferred stock.



         Specifically, Proposal 3 asks for your approval of the purchase agreement pursuant to which the Questor Investors will purchase the following shares of preferred stock:



         o    980,000 shares of preferred stock in a private placement;



         o up to 300,000 shares of preferred stock, representing shares not purchased by the existing common stockholders in a rights offering to be conducted by the Company; and



         o up to 500,000 shares of preferred stock at the option of the Questor Investors in up to four tranches within three years after the date of the initial purchase of preferred stock.



See "What Is the Company Asking You to Approve and Why?" under Proposal 3 in the enclosed Proxy Statement and the discussion that follows for further description of the terms of the investment by the Questor Investors and other matters related to Proposal 3.



         Proposal 4 asks for your approval of the issuance of shares of common stock to certain of the Company's existing lenders upon conversion of $10 million of the Company's indebtedness into equity, as more fully described below.

         Proposal 5 asks for your approval of certain amendments to the Company's charter to increase the number of authorized shares of capital stock of the Company to facilitate the transactions described above. In particular, we are asking you to consider and vote upon a proposal of the Company's Board of Directors to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock from 20,000,000 to 255,000,000, the Company's common stock from 18,000,000 to
250,000,000 and the Company's preferred stock from 2,000,000 to 5,000,000.



         The Questor investment would culminate the Company's recent review of its strategic alternatives, which review explored the possibility of a sale of the Company (or certain of its businesses) or debt, equity or other financing. The Company intends to use the invested cash primarily to reduce bank debt, which will reduce the leverage of the Company and provide it with needed flexibility. The Company and the Questor Investors have reached a tentative agreement with the Company's bank group for a comprehensive restructuring of the Company's $135 million 1997 revolving credit facility, pursuant to which approximately $20 million of indebtedness will be forgiven, $10 million of indebtedness will be converted to equity, $48.5 million of indebtedness will be repaid, and the remaining indebtedness will be converted into a $50 million term loan facility. The Company is also in the process of securing a new $60 million asset-based revolving credit facility, which is a condition to the proposed restructuring and the preferred stock investment. In addition to reducing the bank debt, the cash invested by the Questor Investors will enable the Company to continue to fund capital improvements necessary to the long-term growth of the Company, most notably the hydrodesulfurization project of the Company's needle coke affiliate.



         The issuance of the preferred stock to the Questor Investors will have a dilutive effect on both the voting power and economic interests of the existing stockholders. The share ownership of the Company following consummation of the transactions contemplated by the purchase agreement is more fully described under the subsection entitled "What Will the Security Ownership of the Company Be Following Consummation of the Questor Transaction and the Bank Restructuring?" under Proposal 3 in the enclosed Proxy Statement.


         The Board of Directors has determined that each of these proposals (as detailed in the Proxy Statement) to be voted upon at the Meeting is in the best interests of both the Company and its stockholders and recommends a vote for each of the proposals.


         You should read carefully the accompanying Notice of Special Meeting in Lieu of Annual Meeting of Stockholders and the Proxy Statement for the details of the proposals before you. Your vote is important. Whether or not you plan to attend the Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you have given in your proxy, or, if no instructions are given, your executed proxy will be voted for all five proposals in accordance with the recommendations of the Board of Directors. If you attend the Meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.


         Thank you.

                                     Sincerely,


                                              /s/ WALTER B. FOWLER
                                     ------------------------------------------
                                                 Walter B. Fowler
                                               Chairman of the Board

                            [CARBIDE/GRAPHITE LOGO]


                         One Gateway Center, 19th Floor
                              Pittsburgh, PA 15222

                                 (412) 562-3700



       NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD TUESDAY, AUGUST , 2001



TO THE STOCKHOLDERS:


         NOTICE IS HEREBY GIVEN that a Special Meeting in Lieu of the Annual Meeting of Stockholders of The Carbide/Graphite Group, Inc., a Delaware corporation (the "Company"), will be held at The Westin William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219 on Tuesday, August , 2001 at 10:00 A.M. EST (the "Meeting"), for the following purposes:


         1. To elect three nominees to the Board of Directors to hold office until the 2003 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

         2. To ratify the appointment of independent auditors for the fiscal year ending July 31, 2001.


         3. To consider and vote on a proposal to approve that certain Purchase and Registration Rights Agreement dated as of June 1, 2001 (the "Purchase Agreement") by and among the Company, Questor Partners Fund II, L.P. and certain affiliated investment funds, as more fully described in the Proxy Statement (the "Questor Investors"), and the issuance of the following shares thereunder by the Company to the Questor Investors:



              (a) 980,000 shares of Series B-1 Senior Voting Convertible Preferred Stock, par value $0.01 per share (the "Series B-1 Convertible Preferred"), in a private placement (the "Private Placement");

              (b) up to 300,000 shares of Series B-1 Convertible Preferred, which represent shares not purchased by the existing common stockholders in the Rights Offering (as defined in the Proxy Statement); and



              (c) up to 500,000 additional shares of preferred stock of the Company having the same rights, powers, preferences, privileges, qualifications, limitations and restrictions as the Series B-1 Convertible Preferred, except as described in the Proxy Statement with respect to the conversion price (together with the Series B-1 Convertible Preferred, the "Convertible Preferred"), at the option of the Questor Investors within three years following the closing of the Private Placement (collectively, the "Questor Transaction").



         4. To consider and vote on a proposal to issue 9,199,632 shares of Common Stock to certain of the Company's existing lenders upon conversion of indebtedness of the Company into equity.



         5. To consider and vote on a proposal to approve an amendment to the Company's Restated Certificate of Incorporation (the "Charter") to increase the number of authorized shares of the Company's capital stock from 20,000,000 to 255,000,000, the Company's Common Stock from 18,000,000 to 250,000,000 and the Company's preferred stock from 2,000,000 to 5,000,000.



         6. To transact such other business as may properly come before the Meeting.



         The Questor Transaction will not be effected if it is not approved by the requisite vote of stockholders, and the issuance of such shares to the Company's lenders and the proposed amendments to the Charter will not be effected unless the Questor Transaction is consummated.



         A copy of the Company's Annual Report on Form 10-K for its fiscal year ended July 31, 2000 is attached to the accompanying Proxy Statement as Exhibit A, and a copy of the Company's Quarterly Report on Form 10-Q for the nine-month period ended April 30, 2001 is attached to the accompanying Proxy Statement as Exhibit B.



         Holders of record of the Company's Common Stock at the close of business on August , 2001 will be entitled to vote at the Meeting. All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to attend the Meeting in person, it is requested that you promptly fill in, sign and return the enclosed proxy card.


                                             By order of the Board of Directors


                                             /s/ ROGER MULVIHILL
                                             -----------------------------------



Pittsburgh, Pennsylvania                     Roger Mulvihill
August  , 2001                               Secretary

                 ----------------------------------------------
                                 PROXY STATEMENT
                 ----------------------------------------------



GENERAL INFORMATION


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the Special Meeting in Lieu of the Annual Meeting of Stockholders (the "Meeting") to be held on Tuesday, August , 2001 at The Westin William Penn, 530 William Penn Place, Pittsburgh, PA 15219 and any adjournments or postponements thereof. The enclosed proxy is for the use of holders of record of Common Stock at the close of business on August , 2001. This proxy is a means by which stockholders may authorize the voting of their shares at the Meeting. Shares cannot be voted at the Meeting unless the owner of record is present to vote or is represented by a proxy. Shares represented by proxies will be voted as specified by the stockholder. This Proxy Statement and the accompanying proxy card are first being sent or given to stockholders on or about August , 2001.


PURPOSE OF MEETING

         At the Meeting, action will be taken for the following purposes:

         1. To elect three nominees to the Board of Directors to hold office until the 2003 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

         2. To ratify the appointment of independent auditors for the fiscal year ending July 31, 2001.


         3. To consider and vote on a proposal to approve that certain Purchase and Registration Rights Agreement dated as of June 1, 2001 (the "Purchase Agreement") by and among the Company, Questor Partners Fund II, L.P., a Delaware limited partnership, Questor Side-by-Side Partners II, L.P., a Delaware limited partnership, and Questor Side-by-Side Partners II 3(c)(1), L.P., a Delaware limited partnership (together, the "Questor Investors"), and the issuance of the following shares thereunder by the Company to the Questor Investors:



                (a) 980,000 shares of Series B-1 Senior Voting Convertible Preferred Stock, par value $0.01 per share (the "Series B-1 Convertible Preferred"), in a private placement (the "Private Placement");



                (b) up to 300,000 shares of Series B-1 Convertible Preferred, which represent shares not purchased by the existing common stockholders in the Rights Offering (as defined herein) (the "Back-Stop Commitment"); and



                (c) up to 500,000 additional shares of preferred stock of the Company having the same rights, powers, preferences, privileges, qualifications, limitations and restrictions as the Series B-1 Convertible Preferred, except as described herein with respect to the conversion price (the "Additional Convertible Preferred" and, together with the Series B-1 Convertible Preferred, the "Convertible Preferred"), at the option of the Questor Investors within three years following the closing of the Private Placement (the "Additional Purchase" and, together with the Private Placement and the Back-Stop Commitment, the "Questor Transaction").



         4. To consider and vote on a proposal to issue 9,199,632 shares of Common Stock to certain of the Company's existing lenders upon conversion of indebtedness of the Company into equity.



         5. To consider and vote on a proposal to approve an amendment to the Company's Restated Certificate of Incorporation (the "Charter") to increase the number of authorized shares of the Company's capital stock from 20,000,000 to 255,000,000, the Company's Common Stock from 18,000,000 to 250,000,000 and the Company's preferred stock from 2,000,000 to 5,000,000.



         6. To transact such other business as may properly come before the Meeting.



         The maximum number of shares of Common Stock issuable to the Questor Investors upon conversion of the Convertible Preferred into Common Stock (at the specified initial conversion price of $1.087 per share) will be between 45,078,197 and 58,877,645 (depending on the number of shares of Series B-1 Convertible Preferred purchased by the Questor Investors pursuant to the Back-Stop Commitment and not taking into account the issuance of any shares of the Additional Convertible Preferred or the payment of any dividends in kind on the Convertible Preferred), or up to 81,876,725 assuming the purchase pursuant to the Back-Stop Commitment of all shares offered in the Rights Offering and the issuance of the maximum number of shares of Additional Convertible Preferred pursuant to the Additional Purchase (not taking into account the payment of any dividends in kind on the Convertible Preferred). On a fully diluted and as converted basis, the Questor Investors will hold approximately 57.4% of the Company's Common Stock and Common Stock equivalents immediately following the consummation of the Private Placement, and could hold as much as 80.6% of the Company's Common Stock and Common Stock equivalents if the Questor Investors purchase all of the shares of Series B-1 Convertible Preferred available to them pursuant to the Back-Stop Commitment and all of the shares of Additional Convertible Preferred prior to any change in the conversion price thereof and prior to the payment of any dividends in kind thereon.



         Such calculations assume that the following shares are issued and outstanding: (i) the 8,331,342 shares of Common Stock currently outstanding;
(ii) the 980,000 shares of Series B-1 Convertible Preferred to be issued to the Questor Investors in the Private Placement and the 500,000 shares of Additional Convertible Preferred; (iii) the 20,000 shares of Series B-1 Convertible Preferred to be issued to Paul F. Balser, an existing director of the Company, in connection with the Questor Transaction (see "What Are the Terms of the Investment by Paul F. Balser?"); (iv) the 300,000 shares of Series B-1 Convertible Preferred to be issued in the Rights Offering; (v) the 1,249,701 shares of Common Stock issuable upon exercise of warrants granted to the bank group in connection with the previous restructuring of the Company's 1997 Revolving Credit Facility in November 2000; and (vi) the 9,199,632 shares of Common Stock into which $10 million of debt will be converted in connection with the restructuring of such credit facility. Shares of Common Stock underlying outstanding options of the Company are deemed not to be outstanding. See "What Will the Security Ownership of the Company Be Following Consummation of the Questor Transaction and the Bank Restructuring?".



VOTING AND REVOCABILITY OF PROXIES



         Items 1 through 5 above constitute the "Proposals." When proxies are properly dated, executed and returned, the shares they represent will be voted at the Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:



         o    FOR the election of the nominees for director named herein,



         o FOR the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending July 31, 2001,



         o    FOR the Questor Transaction,



         o FOR the issuance of Common Stock to certain of the Company's existing lenders upon the conversion of debt to equity, and



         o FOR approval of the amendment to the Company's Charter to increase the number of authorized shares of capital stock.



In addition, if other matters come before the Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. Any person who has signed and returned a proxy may revoke it at any time before it is exercised by submitting a subsequently executed proxy, by giving notice of revocation to the Secretary of the Company or by voting in person at the Meeting.



         As of August , 2001, the date of record for determining the stockholders eligible to vote at the Meeting, 8,331,342 shares of Common Stock were issued and outstanding, the holders of which are entitled to one vote for each share they hold. Accordingly, a quorum will require the presence, in person or by proxy, of the holders of at least 4,165,672 shares of Common Stock. With regard to Proposal 1, Directors are elected by a plurality of the votes cast with a quorum present. The affirmative vote of the holders of shares of Common Stock having a majority of the voting power of the Common Stock of the Company present, in person or by proxy, at the Meeting or any adjournments thereof, is required to approve Proposals 2, 3 and 4 and any other matters, other than those set forth in Proposals 1 and 5. The affirmative vote of the holders of shares of Common Stock having a majority of the voting power of the total issued and outstanding Common Stock of the Company (regardless of the number of shares actually voting at the Meeting), in person or by proxy, is required to approve Proposal 5.



         For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker non-votes will be treated as shares that are present. A broker non-vote can occur if you hold your shares with a broker and are asked to instruct your broker how to vote your shares. If you do not tell your broker how to vote, your broker will not be able to vote for or against the proposals. If your broker returns a proxy card for your shares without any voting instructions, your shares will be counted as broker non-votes. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions and broker non-votes will have the effect of a vote against Proposals 2, 3, 4 and 5.



         In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies. Any proxy voting against the proposed transactions will not be counted as a vote for any adjournment which may be sought in order to continue to solicit proxies. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, telegraph or facsimile by officers or employees of the Company. The Company will reimburse brokers, dealers, bankers and trustees or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock.


PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of May 31, 2001 with respect to each stockholder who beneficially owns 5% or more of the Company's outstanding Common Stock. Except as set forth below, each stockholder has sole voting and investment power with respect to all shares shown to be beneficially owned by such stockholder. This information is based upon the latest written report furnished to the Company or filed with the Securities and Exchange Commission by such stockholder on or before May 31, 2001 and may not be current. As of May 31, 2001, there were 8,331,342 shares of Common Stock outstanding.

                                                      NUMBER
                                                     OF SHARES       PERCENT OF
NAME                                             BENEFICIALLY OWNED    CLASS
----                                             ------------------    -----

Bear, Stearns & Co. Inc.                             1,406,692          16.9%
245 Park Avenue
New York, New York 10167

James J. Filler                                        827,600           9.9%
c/o Jefferson Iron & Metal Brokerage Company
P.O. Box 131449
Birmingham, Alabama 35213

Jennison Associates LLC                                761,900           9.1%
466 Lexington Avenue
New York, New York 10017

Dimensional Fund Advisors, Inc.                        640,000           7.7%
1299 Ocean Avenue
Santa Monica, California 90401-1038

         As a group, the executive officers and directors of the Company owned an aggregate of 870,746 shares, or 9.9%, of the outstanding Common Stock as of May 31, 2001, including shares issuable upon the exercise of vested and unvested Common Stock options. (Shares issuable upon the exercise of Common Stock options were added to the Company's total Common Stock outstanding for purposes of the percentage computation.)



                                TABLE OF CONTENTS

PROXY PROPOSAL NO. 1: ELECTION OF DIRECTORS.......................................................................7
       The Board of Directors and Officers of the Company.........................................................8
       Questor Director Nominees.................................................................................10
       Committees of the Board of Directors......................................................................11
       Report of the Audit Committee.............................................................................13
       Executive Compensation....................................................................................14
       Directors and Officers Liability Insurance................................................................26
       Certain Transactions and Relationships....................................................................27
       Compliance with Section 16(a) of the Securities Exchange Act of 1934......................................27

PROXY PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS.............................................................................................27
       Audit Fees; Financial Information Systems Design and Implementation
         Fees; All Other Fees....................................................................................27

PROXY PROPOSAL NO. 3: APPROVAL OF THE QUESTOR TRANSACTION
AND ISSUANCE OF SHARES...........................................................................................28
       What Is the Company Asking You to Approve and Why?........................................................28
       What Is the Background of and the Board's Reasons for Pursuing the
         Questor Transaction?....................................................................................29
       What Alternative Transactions Were Available to the Company?..............................................31
       What Is the Opinion of the Company's Financial Advisor?...................................................37
       What Projections Were Utilized by the Board and Provided to the Company's
         Financial Advisor in Reviewing the Questor Transaction and How Reliable Are
         Such Projections?.......................................................................................47
       What Are the Components of the Questor Investment?........................................................51
       What Are the General Terms of the Purchase Agreement, the Consulting
         Agreement and the Indemnification Agreement?............................................................52
       What Conditions Are There to Closing the Questor Transaction?.............................................54
       How Is the Company's Rights Plan Being Terminated?........................................................55
       What Are the Terms of the Investment by Paul F. Balser....................................................56
       What Registration Rights Will the Questor Investors Have?.................................................56
       How Can the Purchase Agreement Be Terminated?.............................................................57
       What Fees and Expenses Are Involved in the Questor Transaction?...........................................57
       What Are the Principal Terms of the Convertible Preferred?................................................58
       How Will the Company Use the Proceeds From the Questor Transaction?.......................................59
       What Are the General Terms of the Rights Offering?........................................................60
       Who Are the Questor Investors?............................................................................60

                                TABLE OF CONTENTS

       What Arrangements Have Been Made for Management in Connection with the
         Questor Transaction?....................................................................................61
       What Will the Security Ownership of the Company Be Following Consummation
         of the Questor Transaction and the Bank Restructuring?..................................................62
       Why Did the Board Approve the Questor Transaction?........................................................63
       What Are the Disadvantages of the Questor Transaction?....................................................64
       Why Is the Company Asking for Your Approval?..............................................................64
       What Does the Board Recommend with Respect to this Proposal?..............................................65

PROXY PROPOSAL NO. 4: APPROVAL OF THE ISSUANCE OF SHARES
TO THE REMAINING BANKS...........................................................................................65
       What Is the Company Asking You to Approve?................................................................65
       What Are the Components of the Bank Restructuring?........................................................65
       What Are the Terms of the Exchange Agreement?.............................................................66
       Why Is the Company Asking For Your Approval?..............................................................66
       What Does the Board Recommend with Respect to this Proposal?..............................................66

PROXY PROPOSAL NO. 5: APPROVAL OF AMENDMENT TO THE
FOURTH ARTICLE...................................................................................................66
       What Is the Company Asking You to Approve?................................................................66
       What Is the Current Number of Outstanding Company Shares?.................................................67
       What Are the Reasons for the Amendment to the Fourth Article?.............................................67
       Why Did the Board Approve the Amendment to the Fourth Article?............................................69
       Why Is the Company Asking for Your Approval?..............................................................69
       What Does the Board Recommend with Respect to this Proposal?..............................................69

STOCKHOLDER PROPOSALS FOR 2001...................................................................................69

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL
STATEMENTS.......................................................................................................69

RECENT DEVELOPMENTS..............................................................................................80

ADDITIONAL INFORMATION...........................................................................................80

INCORPORATION BY REFERENCE.......................................................................................81

OTHER MATTERS....................................................................................................81

EXHIBITS

EXHIBIT A: Annual Report on Form 10-K for Fiscal Year Ended July 31, 2000
EXHIBIT B: Quarterly Report on Form 10-Q for Quarterly Period Ended April 30,
           2001
EXHIBIT C: Audit Committee Charter
EXHIBIT D: Fairness Opinion From the Company's Financial Advisor
EXHIBIT E: Purchase and Registration Rights Agreement
EXHIBIT F: Consulting Agreement
EXHIBIT G: Indemnification Agreement
EXHIBIT H: Certificate of Designation of Series B-1 Convertible Preferred

                              ---------------------

                              PROXY PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

                              ---------------------



         Under the Company's Charter and Restated By-laws (the "By-laws"), its directors are divided into three classes, each class to be elected at successive Annual Meetings of Stockholders for terms of three years. The three directors whose current terms expire at the Meeting are Paul F. Balser, Robert M. Howe and Ronald B. Kalich. Messrs. Balser, Howe and Kalich have been nominated by the Board to stand for re-election as directors at the Meeting and to hold office until the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or their earlier resignation or removal. The effective terms for Messrs. Balser, Howe and Kalich, if reelected, will be less than three years because the 2000 Annual Meeting at which they were to have been reelected is being held in 2001 in accordance with this Proxy Statement.


         The nominees have indicated a willingness to serve as directors, but in the event any nominee should become unavailable to serve as a director at the time of the Meeting, an event which the Board does not expect, the Board will nominate a different person, and the proxies named on the enclosed proxy card will vote for the election of such nominee.

         Section 6 of Article II of the Company's By-laws requires that advance notification of nominations of directors or other business by stockholders be given to the Secretary of the Company not later than the close of business on the tenth day following the earlier of (A) the day on which notice of the date of the Meeting was delivered to stockholders in accordance with the By-laws and
(B) the day on which public announcement of the date of such Meeting is first made by the Company. In addition, the notice of nomination must set forth certain information regarding any nominee including (x) as to each person whom the stockholder proposes to nominate for election or reelection as a director, any information relating to such person that is required to be disclosed in proxy solicitations pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to be named in the Proxy Statement as a nominee and to serving as a director if elected; (y) as to any other business that the stockholder proposes to bring before the Meeting, a brief description of the business desired to be brought before the Meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (z) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder as it appears on the Company's books and of such beneficial ownership and (II) the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner. Nominations which are determined not to have been made in accordance with the procedures established by Section 6 will be disregarded. The foregoing summary of Section 6 is qualified in its entirety by reference to the complete text of the Company's By-laws.

         Based on this provision and the date of mailing of the Notice of the Meeting, any nominations by stockholders for directors, together with other required information and consents, should be delivered to the Secretary of the Company by August , 2001.


         If a quorum is present at the Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast at the Meeting in person or by proxy.


         It is a condition precedent to the consummation of the Questor Transaction that the Questor Investors be entitled to elect a majority of the directors of the Company. Questor Management Company LLC ("Questor") has indicated that it currently intends to reconstitute the Board of Directors after consummation of the Private Placement so that the Board will consist of four designees of Questor and three current directors of the Company: Messrs. Fowler, Balser and Ball. Assuming the Private Placement is consummated, the remaining existing directors will resign and each nominee selected by Questor will be appointed to serve for the remainder of the full term of the resigning director whose position the Questor nominee is filling or until his successor is elected and qualifies.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES.



               THE BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY



         The following is information as to each director, executive officer, and certain other officers of the Company as of May 31, 2001.



NAME                                AGE      POSITION
----                                ---      --------

Walter B. Fowler(3)(5)              47       Chairman, President and Chief Executive
                                             Officer and Director (Term expiring in 2002)
Stephen D. Weaver                   47       Senior Vice President and General Manager-
                                             Electrodes and Graphite Specialty Products
Walter E. Damian                    61       Vice President-Human Resources
Ararat Hacetoglu                    46       Vice President and General Manager-
                                             Carbide Products
Jim J. Trigg                        51       Vice President and General Manager-
                                             Seadrift Coke, L.P.
Nicholas T. Kaiser(3)(5)            67       Director (Term expiring in 2001)
James R. Ball (1)(2)(5)             58       Director (Term expiring in 2001)
Paul F. Balser(1)(4)                59       Director (Nominee for term expiring 2003)
Robert M. Howe(3)(4)                61       Director (Nominee for term expiring 2003)
Ronald B. Kalich(1)(2)(5)           53       Director (Nominee for term expiring 2003)
Charles E. Slater(3)(4)             67       Director (Term expiring in 2002)
Roger Mulvihill                     65       Secretary


(1)  Member of the Board's Compensation Committee.
(2)  Member of the Board's Stock Option Committee.
(3)  Member of the Board's Nominating Committee.
(4)  Member of the Board's Audit Committee.
(5)  Member of the Board's Governance Committee.

         Officers of the Company are elected annually by the Board for a term expiring at the next annual meeting of the Board or as otherwise determined by the Board.



         Walter B. Fowler was elected as the Company's Chairman, President and Chief Executive Officer in March 1997 and has been a director of the Company since September 1995. Previously, Mr. Fowler was President-Electrodes and Graphite Specialty Products of the Company from March 1995 to March 1997, Vice President-General Manager, Graphite Electrode Products of the Company from January 1995 to March 1995 and Vice President-General Manager, Graphite Specialties of the Company from July 1991 to March 1995. He served as Chief Financial Officer and Treasurer of the Company from October 1988 to October 1991, and Vice President-Finance and Assistant Secretary from August 1988 to July 1991.


         Stephen D. Weaver has been Senior Vice President and General Manager-Electrodes and Graphite Specialty Products since May 2000. Previously, Mr. Weaver was the Company's Vice President-Finance and Chief Financial Officer from October 1991 to May 2000.

         Walter E. Damian has been the Company's Vice President-Human Resources since August 1988.

         Ararat Hacetoglu has been Vice President and General Manager, Carbide Products since April 1997. Previously, Mr. Hacetoglu was Vice President and Plant Manager-Louisville in the Carbide Products segment of the Company from March 1993 to April 1997 and Plant Manager-Louisville from August 1992 to March 1993.

         Jim J. Trigg has been Vice President and General Manager, Seadrift Coke, L.P. since June 1994. Previously, Mr. Trigg was Vice President and Plant Manager-Seadrift of the Company from February 1993 to June 1994 and Production Manager-Seadrift from August 1988 to February 1993.

         Nicholas T. Kaiser has been a member of the Company's Board of Directors since August 1988. Mr. Kaiser was the Company's Chairman of the Board and Chief Executive Officer from October 1994 to March 1997 and was President of the Company from October 1991 to March 1997. Mr. Kaiser received $20,000 in compensation for his services as a director of the Company for fiscal 2000.

         James R. Ball was elected to the Company's Board in March 1994. From July 1992 to December 1994, Mr. Ball was President and Chief Executive Officer of Vista Chemical Company. Since 1995, he has been a consultant and private investor. Mr. Ball also currently serves on the Board of Directors of Quanta Services, Inc. and he previously served on the Board of Rexene Corporation from April 1996 to August 1997. Mr. Ball received $21,000 in compensation for his services as a director of the Company for fiscal 2000.


         Paul F. Balser has been a member of the Company's Board since August 1988 and was Vice President of the Company from August 1988 until June 1992. He was a partner of Centre

Partners L.P., the managing general partner of Centre Capital Investors L.P.
(CCI) from 1986 until August 1995. In August 1995, Mr. Balser resigned as an officer of the managing general partner of Centre Partners L.P. to become a founding partner of Generation Capital Partners L.P., a private investment partnership. Mr. Balser currently serves on the Boards of Directors of Stilwell Financial Services, Inc., Tweedy Browne Fund, Inc. and a number of privately held companies. Mr. Balser received $23,500 in compensation for his services as a director of the Company for fiscal 2000.



         Robert M. Howe has been a member of the Company's Board since April 1996. From March 1986 to December 1995, Mr. Howe was the President, Chief Operating Officer and a director of MAPCO, Inc. Mr. Howe is also currently a director of T.D. Williamson, Inc. Mr. Howe received $23,500 in compensation for his services as a director of the Company for fiscal 2000.


         Ronald B. Kalich was elected to the Company's Board in March 1994. Mr. Kalich is currently President and Chief Executive Officer of Fasten Tech, Inc., a position he has held since September 2000. Previously he was President and Chief Executive Officer of National-Standard Company. From 1993 to 1998 he served as a Group Executive in the Marmon Group, Inc. Mr. Kalich is also currently a director of Thomas and Betts, Inc. and Fasten Tech, Inc. Mr. Kalich received $24,000 in compensation for his services as a director of the Company for fiscal 2000.

         Charles E. Slater was elected to the Company's Board in September 1997. Mr. Slater is currently the President and Chief Executive Officer of the Concrete Reinforcing Steel Institute, a position he has held since March 1998. Previously, Mr. Slater was the Executive Director of the Iron & Steel Society, a position he held since 1992. Mr. Slater received $24,500 in compensation for his services as a director of the Company for fiscal 2000.

         Roger Mulvihill has been a Secretary of the Company since August 1988. He has been a partner with the law firm of Dechert since December 1991.

         The Board held eight meetings during fiscal 2000. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which such director served.

QUESTOR DIRECTOR NOMINEES


         Questor has indicated that it currently intends to reconstitute the Board of Directors upon consummation of the Private Placement so that the Board will consist of four designees of Questor and three current directors of the
Company: Messrs. Fowler, Balser and Ball. Assuming the Private Placement is consummated, the remaining existing directors will resign and each nominee selected by Questor will be appointed to serve for the remainder of the full term of the resigning director whose position the Questor nominee is filling or until his successor is elected and qualifies. Stockholders are NOT being requested to vote for or against these nominees. These nominees will be appointed to the Board only upon the consummation of the Private Placement.

         The following is information as to each such nominee:



         Robert E. Shields, 59, is a principal of Questor and has been the chief operating officer of Questor for more than five years. Prior to joining Questor in 1994, Mr. Shields was a senior partner at the 380-lawyer Philadelphia-based firm Drinker Biddle & Reath L.L.P., where he served at various times as a managing partner, chief financial officer and the head of that firm's business and finance practice group.



         Lawrence J. Ramaekers, 63, was a principal of Jay Alix & Associates, a turnaround and crisis management firm, from March 1984 until September 2000. Jay Alix, the chief executive officer of Jay Alix & Associates, is also the chief executive officer of Questor. Currently, Mr. Ramaekers is retired. While a principal of Jay Alix & Associates, Mr. Ramaekers held the following positions: from June 1999 until September 2000, Mr. Ramaekers was Chief Operating Officer, and from September 1999 until September 2000 Chief Executive Officer, of United Companies Financial Corporation, a specialty finance company that services non-traditional consumer loan products; from February 1998 through April 1999 he was the Chief Executive Officer of Umbro International, Inc., a supplier of soccer apparel, footwear and equipment to professional teams and consumers; from November 1997 until February 1998, he was the Chief Executive Officer of Medical Resources, Inc., a nationwide operator of diagnostic imaging centers; from February 1997 until August 1997, he was the Chief Executive Officer of Centennial Technologies, Inc., a designer and manufacturer of printed circuit cards; from July 1995 through January 1997, he was the Chief Executive Officer of Family Restaurants, Inc., a national chain of restaurants; and from November 1992 through June 1995, he was President and Chief Operating Officer of National Car Rental, Inc., a provider of rental automobiles throughout the United States, which was then a subsidiary of General Motors Corporation.


         Terry M. Theodore, 37, has been a managing director of Questor since February 2000. From April 1998 to February 2000, Mr. Theodore was a principal of Kamm Theodore, LLC, a Los Angeles-based private equity firm, which he co-founded. From February 1989 to April 1998, he was a principal at Kidd, Kamm & Company LP, a private equity fund that invested in underperforming businesses.

         David M. Wathen, 48, has been a principal of Questor since January 2000. From October 1997 to December 1999, he was a Senior Vice President and Group Executive of Eaton Corp., a manufacturing company. From April 1996 to October 1997, he was the President of the Materials Division of Allied Signal, a manufacturing company, and from January 1992 until April 1996, he was the President of the U.S. Electric Motors Division of Emerson Electric, a manufacturing company. He is a director of Aegis Communications Group, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

         The committees of the Board of Directors for fiscal 2000 are described below.

Compensation and Stock Option Committees

         The Compensation Committee consists of three directors and is responsible for policies, procedures and other matters relating to compensation of the executive officers as a group and the chief executive officer individually. In addition, the Compensation Committee reviews the operations of the Company's pension plans and its medical insurance plans. During fiscal 2000, the Compensation Committee held three meetings. The Compensation Committee consists of James R. Ball, Paul F. Balser and Ronald B. Kalich.

         The Stock Option Committee consists of two directors and has authority to grant options pursuant to the Company's stock option plans. During fiscal 2000, the Stock Option Committee held two meetings. The Stock Option Committee consists of James R. Ball and Ronald B. Kalich.

Nominating Committee


         The Nominating Committee consists of four directors, a majority of whom may not be employees of the Company. The Nominating Committee is responsible for nominating individuals for election as directors of the Company and will consider nominees recommended by stockholders if they adhere to the procedures outlined on page 7 of this Proxy Statement. During fiscal 2000, the Nominating Committee did not hold any meetings. The Nominating Committee consists of Walter
B. Fowler, Nicholas T. Kaiser, Robert M. Howe and Charles E. Slater.


Governance Committee

         The Governance Committee consists of four members. The Governance Committee is responsible for Board governance matters, such as Board compensation, evaluation and committee assignments. During fiscal 2000, the Governance Committee held one meeting. The Governance Committee consists of Walter B. Fowler, Nicholas T. Kaiser, James R. Ball and Ronald B. Kalich.


Other Committees


         The Board has also formed a special committee, which currently consists of Messrs. Ball, Balser, Howe, Kalich and Slater, to review and make recommendations to the Board regarding various aspects of certain antitrust claims involving the Company that are the subject of previously reported Grand Jury proceedings and several civil antitrust actions currently pending.

         In September 1998, the Board also formed a committee that currently consists of Messrs. Howe, Kalich and Slater to explore various strategic opportunities.

Audit Committee

         The Audit Committee consists of three directors, all of whom are "independent" within the meaning of the NASD's listing standards. The Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit and any other services they may be asked to perform, and will review with the auditors their report on the Company's financial statements following completion of each such audit. During fiscal 2000, the Audit Committee held four meetings. The Audit Committee consists of Paul F. Balser, Robert M. Howe and Charles E. Slater.

         The Audit Committee is pleased to submit this report to the stockholders with regard to the above matters:


REPORT OF THE AUDIT COMMITTEE

         Under the guidance of a written charter adopted by the Board of Directors (which is attached as Exhibit C to this Proxy Statement), the Audit Committee is responsible for overseeing the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee monitors and oversees these processes.

         In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the Company's independent accountants, PricewaterhouseCoopers LLP ("PWC"). PWC has discussed with the Audit Committee and provided written disclosures to the Audit Committee on (1) PWC's independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards.

         Without management present, the Audit Committee met separately with the independent accountants to review the results of their examinations, their evaluation of the Company's internal controls, and the overall quality of the Company's accounting and financial reporting.

         The Audit Committee reviewed and discussed with management and the independent accountants the Company's audited financial statements for the fiscal year ended July 31, 2000. The Committee recommended to the Board, based on the review and discussions referred to above, that the audited financial statements be included in the Company's Annual Report on Form 10-K, a copy of which is attached hereto as Exhibit A.


         Respectfully Submitted,
         Audit Committee
         /S/ Paul F. Balser
         /S/ Robert M. Howe
         /S/ Charles E. Slater

                             EXECUTIVE COMPENSATION



         The following table sets forth certain information concerning compensation received by the chief executive officer and each of the most highly compensated executive officers who received compensation in excess of $100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities during the Company's indicated fiscal years.



                           SUMMARY COMPENSATION TABLE



                                                                                   LONG-TERM
                                    ANNUAL COMPENSATION                          COMPENSATION
                                    -------------------                          ------------
                                                                     OTHER       COMMON STOCK
                                                                     ANNUAL        UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR      SALARY     BONUS(1)    COMPENSATION     OPTIONS(2)      COMPENSATION
 ---------------------------     ----      ------     --------    ------------     ----------      ------------
Walter B. Fowler                 2000     $350,004          --         --            33,000          $12,201(3)
Chairman of the Board,           1999      350,004    $195,831         --            40,000           26,137
President
and Chief Executive Officer      1998      316,668          --         --            30,000           23,307

Stephen D. Weaver (4)            2000      208,503          --         --            25,000            7,278(5)
Senior Vice President &          1999      206,004      69,926         --            20,000           16,800
General Manager-Electrodes       1998      191,341          --         --            15,000           16,687
and Graphite Specialty
Products

Walter E. Damian                 2000      162,000          --         --            17,000            6,474(6)
Vice President-Human Resources   1999      162,000      54,839         --            20,000           13,562
                                 1998      151,000          --         --            15,000           14,962

Ararat Hacetoglu                 2000      170,004          --         --            17,000            4,412(7)
Vice President & General         1999      170,004      53,262         --            20,000           12,465
Manager-Carbide Products         1998      151,667          --         --            15,000           12,545

Jim J. Trigg                     2000      170,000          --         --            17,000            7,141(8)
Vice President & General         1999      170,000      56,765         --            20,000           14,134
Manager-Seadrift Coke L.P.       1998      151,538          --         --            15,000           15,294

Michael F. Supon(9)              2000      297,507          --         --            16,000            5,708(10)
Former Vice President &          1999      170,004      56,289         --            20,000           14,225
General Manager-Electrodes       1998      151,667          --         --            15,000           13,426
and Graphite Specialty
Products
==============================   ====      =======      ======        ===            ======          =======




(1) All amounts shown in this column represent bonuses earned in fiscal 1999 under the Incentive Bonus Plan. See Bonus Plans below.



(2) Options were granted under the 1998 Plan and the 1995 Plan. All options granted in fiscal 2000 have an exercise price of either $5.53125 per share or $3.5625 per share depending on the date of grant. All options granted in fiscal 1999 have an exercise price of $13.9375 per share. All options granted in fiscal 1998 have an exercise price of $21.53125 per share. All options granted in the fiscal years presented vest and become exercisable at a rate of one-third per year beginning with the anniversary date of the grant. All options granted under the 1998 Plan and the 1995 plan expire in ten years from the grant date.



(3) All other compensation for 2000 includes: $576 of premiums for group term life insurance; and $11,625 of Company match contributions under the Company's savings investment plan adopted pursuant to Section 401(k) of the Internal Revenue Service Code of 1986, as amended (the "Savings Investment Plan").



(4) Mr. Weaver became the Company's Senior Vice President and General Manager-Electrodes and Graphite Specialty Products effective May 2000.



(5) All other compensation for 2000 includes: $320 of premiums for group term life insurance; and $6,958 of Company match contributions under the Savings Investment Plan.



(6) All other compensation for 2000 includes: $625 of premiums for group term life insurance; and $5,849 of Company match contributions under the Savings Investment Plan.

(7) All other compensation for 2000 includes: $92 of premiums for group term life insurance; and $4,320 of Company match contributions under the Savings Investment Plan.



(8) All other compensation for 2000 includes: $342 of premiums for group term life insurance; and $6,799 of Company match contributions under the Savings Investment Plan.



(9) Mr. Supon resigned from his position as Vice President and General Manager-Electrodes and Graphite Specialty Products effective April 2000. Included in Mr. Supon's salary for fiscal 2000 was $127,503 in regular salary and $170,004 in salary benefits accrued by the Company in connection with Mr. Supon's severance. Except for 5,000 options granted during fiscal 1998, all options granted to Mr. Supon during the fiscal years presented were canceled as a result of his severance.



(10) All other compensation for 2000 includes: $194 of premiums for group term life insurance; and $5,514 of Company match contributions under the Savings Investment Plan.



         The following table sets forth certain information regarding awards of options for Common Stock to the Named Executive Officers during fiscal 2000.



                   COMMON STOCK OPTIONS GRANTED IN FISCAL 2000



                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF STOCK
                                                                                     PRICE APPRECIATION FOR
                                           INDIVIDUAL GRANTS                             OPTION TERM(3)
                        --------------------------------------------------------   -------------------------
                                      % OF TOTAL
                          SHARES        OPTIONS
                        UNDERLYING     GRANTED TO
                          OPTIONS     EMPLOYEES IN     EXERCISE     EXPIRATION
         NAME           GRANTED (1)    FISCAL YEAR     PRICE (2)        DATE            5%           10%
         ----           -----------    -----------     ---------        ----            --           ---
Walter B. Fowler           33,000         14.3%          $5.47           (4)         $113,555      $287,770
Stephen D. Weaver          25,000         10.9            4.82           (4)           75,821       192,146
Walter E. Damian           17,000          7.4            5.42           (4)           57,898       146,724
Ararat Hacetoglu           17,000          7.4            5.42           (4)           57,898       146,724
Jim J. Trigg               17,000          7.4            5.42           (4)           57,898       146,724
Michael F. Supon (5)           --          --               --           --                --            --
====================       ======         ====           =====          ===          ========      ========



(1) Options granted during fiscal 2000 were granted on February 28, 2000 and May 1, 2000 under the 1998 Plan. All options vest and become exercisable at a rate of one-third per year beginning with the anniversary date of the grant.



(2) Represents the weighted average exercise price of options granted during fiscal 2000. Options granted on February 28, 2000 and May 1, 2000 have an exercise price of $5.53125 and $3.5625 per share, respectively.



(3) The dollar amounts are the result of calculations at the 5% and 10% annual capital appreciation rates prescribed by the Securities and Exchange Commission and are not intended to forecast any possible appreciation of the Company's stock price.



(4) Options granted under the 1998 Plan expire in ten years from the date of grant.



(5) Options granted to Mr. Supon during fiscal 2000 were canceled in connection with his severance in April 2000.

         The following table provides information related to options exercised by the Named Executive Officers during fiscal 2000 and the number and value of options held as of July 31, 2000.



   AGGREGATE OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR END-OPTION VALUES



                                                          NUMBER OF SHARES
                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                            OPTIONS AS OF          IN-THE-MONEY OPTIONS AS OF
                          SHARES                            JULY 31, 2000               JULY 31, 2000(1)
                        ACQUIRED ON                   --------------------------  ----------------------------
       NAME               EXERCISE    VALUE REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
       ----               --------    --------------  -----------  -------------  -----------    -------------
Ararat Hacetoglu          11,000        $48,688(2)       35,667        35,333          --           $  750
Walter B. Fowler              --             --          78,333        69,667          --              750
Stephen D. Weaver             --             --          37,667        43,333          --            6,750
Walter E. Damian              --             --          37,167        34,333          --              750
Jim J. Trigg                  --             --          39,667        35,333          --              750
Michael F. Supon              --             --          19,000            --          --               --
=================         ======        =======          ======        ======         ===           ======



(1) Value is calculated based on the difference between $4.3125, the fair market value of the Company's Common Stock on July 31, 2000, and the exercise price of options outstanding. Options with an exercise price greater than $4.3125 per share were not included in this computation.



(2) Options exercised had an exercise price of $2.00 per share. 5,000 of the options were exercised when the fair value of the Company's Common Stock was $7.50 per share and 6,000 of the options were exercised when the fair value of the Company's Common Stock was $5.53125 per share.




                                PERFORMANCE GRAPH



         The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies listed in the NASDAQ Stock Market--US Index (the NASDAQ Index) and the S&P Iron and Steel Index (the S&P Index) for the period from September 14, 1995, the date on which the Common Stock began public trading, to July 31, 2000. As compared to a basis of $100 as of September 14, 1995, the Company's index was $29, the NASDAQ Index was $377 and the S&P Index was $62, all as of July 31, 2000.

COMPARISON OF 58-MONTH CUMULATIVE TOTAL RETURN AMONG THE CARBIDE/GRAPHITE GROUP,
    INC., THE NASDAQ STOCK MARKET (US) INDEX, AND THE S&P IRON & STEEL INDEX



                              The Carbide/Graphite           The Nasdaq Stock           S&P Iron & Steel
          Date                     Group, Inc.              Market (US) Index                  Index
          ----                     -----------              -----------------                  -----
          9/95                         100                          100                         100
         10/95                          88                          102                          92
          1/96                         107                          104                         110
          4/96                         118                          117                         104
          7/96                         107                          107                          84
         10/96                         109                          120                          86
          1/97                         139                          136                          94
          4/97                         151                          124                          95
          7/97                         193                          158                         115
         10/97                         238                          158                         102
          1/98                         227                          161                          95
          4/98                         215                          186                         115
          7/98                         147                          186                          87
         10/98                          83                          177                          84
          1/99                          83                          252                          84
          4/99                          87                          252                         100
          7/99                          93                          265                          90
         10/99                          47                          299                          84
          1/00                          45                          394                          77
          4/00                          23                          385                          73
          7/00                          29                          377                          62
=======================================================================================================



* $100 invested on 9/14/95 in stock or index--including reinvestment of dividends. Fiscal year ending July 31.




                            COMPENSATION OF DIRECTORS



         Refer to "The Board of Directors and Officers of the Company" section of this Proxy Statement for details on compensation of each outside director for fiscal 2000. A portion of directors' fees earned by each outside director were credited to a deferred compensation plan. Such deferral was at the discretion of the director, subject to limitations summarized in the plan documents (see the "Deferral Plan" described below). Mr. Fowler received no separate compensation for his service as Chairman of the Board and a director of the Company in fiscal 2000.



         Non-employee directors receive a $5,000 per year retainer for services as members of the Board. Also, each Board committee chair receives a $1,500 per year chairmanship fee. For Board activities, each non-employee director receives $2,000 for in-person Board meetings, $1,000 for conference call Board meetings, $1,000 for in-person Board committee meetings and $500 for conference call Board committee meetings.



         During fiscal 1996, the Company adopted the Non-Employee Director Stock-Based Incentive Compensation Plan (the "Director Plan"). Options granted under the Director Plan generally have a term of ten years and are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Such options vest and become exercisable on the one-year anniversary date of the option grant, with the stipulation that the non-employee director receiving the option continues as a director of the Company on such anniversary date. Options under the Director Plan may be exercised for cash and, under certain circumstances, Common Stock and additional unexercised options of the Company.



         There have been four annual option grants under the Director Plan since its inception. Except for Mr. Slater, option grants of 1,700, 2,000, 2,000 and 3,400 to each outside director occurred on August 26, 1996 and July 31, 1997, 1998 and 1999, respectively. The exercise price of such options was $18.25, $28.875, $21.53125 and $13.9375 per share, respectively. In the case of Mr. Slater, option grants of 2,000, 2,000 and 3,400 occurred on September 9, 1997 and July 31, 1998 and 1999, respectively. The exercise price of such options was $34.6875, $21.53125 and $13.9375 per share, respectively.



                       EMPLOYMENT AND SEVERANCE AGREEMENTS



         The Company is a party to employment, termination or severance agreements with Messrs. Fowler, Weaver, Damian, Trigg, Hacetoglu, Supon and Kaiser as set forth below.



         In September 1999, Mr. Fowler entered into an employment agreement with the Company as Chief Executive Officer which will terminate on August 31, 2001. Pursuant to the terms of the agreement, he is to receive annual cash compensation of at least $350,000 and incentive compensation in the form of stock options to purchase shares of Common Stock and annual incentive awards up to 100% of his base pay pursuant to the terms of the Incentive Bonus Plan. In the event of termination of his employment by the Company for other than death, disability or cause, or other than by virtue of a change in control, as defined therein, Mr. Fowler is to receive severance in a lump sum equal to twice the amount of his base salary plus twice the amount of the average of his bonus plan payouts for the previous two years. The agreement also provides for certain payments to him in the event of Mr. Fowler's death or disability.



         Effective February 1, 2000, Mr. Weaver entered into an employment agreement. Such employment agreement was amended effective May 1, 2000 in connection with Mr. Weaver's promotion to Senior Vice President-Electrodes and Graphite Specialty Products. Pursuant to the terms of the amended agreement, he is to receive annual cash compensation of at least $216,000 and incentive awards of up to 60% of his base pay pursuant to the terms of the Incentive Bonus Plan. In the event of termination of his employment by the Company for other than death, disability or cause, as defined therein, Mr. Weaver is to receive severance in a lump sum equal to twice the amount of his base salary plus twice the amount of the average of his bonus plan payouts for the previous two years. The agreement also provides for certain payments to him in the event of Mr. Weaver's death or disability.



         The Company entered into severance agreements with Messrs. Trigg, Damian and Hacetoglu with respect to their employment as, respectively, Vice President and General Manager-Seadrift Coke, L.P., Vice President-Human Resources, and Vice President and General Manager-Calcium Carbide Products. Pursuant to the terms of the agreements, Messrs. Trigg, Damian, and Hacetoglu will each be granted one year of severance pay and medical coverage if terminated other than for cause. In connection with his agreement, Mr. Supon is to receive one year of severance pay and medical coverage as a result of his severance in April 2000.

         In March 1997, Mr. Kaiser retired from his positions with the Company, other than his position as a director. Pursuant to his March 1997 revised employment agreement, the Company provided for the continuation of Mr. Kaiser's health insurance benefits until January 1, 2001.



         For a description of certain other provisions of these agreements, including the effect of a change in control, see "What Arrangements Have Been Made for Management in Connection with the Questor Transaction?"



                             SAVINGS INVESTMENT PLAN



         The Company has adopted the Savings Investment Plan for substantially all salaried employees, including the Named Executive Officers. Employee contributions of not more than 6% of employee compensation are matched at a rate of 50% by the Company in lieu of a pension plan. Additional employer contributions may be made at the discretion of the Board based on the Company's current year performance.



         Deferral Plan. The Company has implemented a compensation deferral plan (the "Deferral Plan") for the benefit of its directors and officers, currently 17 individuals, including the Named Executive Officers. The Deferral Plan became effective for compensation that would otherwise be paid on or after January 1, 1996. Under the Deferral Plan, participants are allowed to defer a portion or all of their base salary, director's fees or bonuses. Contributions to the Deferral Plan are invested, as the participants direct, into a variety of fixed income, balanced and equity funds. The Deferral Plan also restores the Saving Investment Plan matching contribution lost on deferred compensation up to $235,840 (as such amounts may be increased under Section 415(d) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")). Distributions from the Deferral Plan generally will be made upon retirement, disability or upon termination of employment, unless further deferred by the participant.



                  1995 STOCK-BASED INCENTIVE COMPENSATION PLAN



         General. The Board adopted the 1995 Stock-Based Incentive Compensation Plan (the 1995 Plan) in April 1995, and the shareholders of the Company approved the 1995 Plan in August 1995. The purpose of the 1995 Plan is to assist the Company, and its subsidiaries and affiliates, in attracting and retaining valued employees by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's Common Stock by such employees. The 1995 Plan permits awards to eligible employees of stock options and/or stock appreciation rights (SARs) that qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to the Company's Chief Executive Officer and to each of the next four most highly paid officers unless that compensation is "performance based."



         The total number of shares of the Company's Common Stock available for awards under the 1995 Plan is 400,000 shares (subject to adjustments for stock splits, stock dividends and the like). No employee may be granted (i) an award of, or exercisable for, more than a specified number of shares of Common Stock in any one calendar year, or (ii) incentive stock options first exercisable in any one calendar year for shares of Common Stock having an aggregate fair market value in excess of $100,000.

         The following summary description of the 1995 Plan is qualified in its entirety by the full text of the 1995 Plan, as amended, copies of which may be obtained by the Company's stockholders upon request to the office of the Secretary of the Company.



         Administration. The Stock Option Committee (the "Committee") designated by the Board has full power to interpret and administer the 1995 Plan and full authority to act in selecting the employees to whom awards of options or SARs under the 1995 Plan shall be granted, in determining the type and amount of awards to be granted to each such employee, the terms and conditions of awards granted under the 1995 Plan and the terms and agreements that shall be entered into with employees to whom an award is granted. Effective August 1996, all grants under the 1995 Plan must be approved by the Committee. The Committee members must be Board members who are not employees of the Company and, for periods prior to August 1996, who were not eligible to participate in the 1995 Plan. The Board has the power to amend, suspend or terminate the 1995 Plan at any time except that stockholder approval is required to increase the total number of shares available for issuance pursuant to the 1995 Plan, change the class of employees eligible to be holders, decrease the price at which the Common Stock may be purchased upon the exercise of an option, withdraw the administration of the 1995 Plan from the Committee, change the provisions of
Section 9 of the 1995 Plan (describing when a stockholder vote is required for plan modification), or take any other action that requires stockholder approval under Section 16(b) of the Securities Exchange Act of 1934.



         Eligibility. Any employee is eligible to receive an award, except that any employee employed by an affiliate (any entity (other than a 50% or more subsidiary) in which the Company has a substantial direct or indirect equity interest, as determined by the Board) shall not be eligible to receive an incentive stock option. For these purposes, "employee" means an officer or other key employee, consultant or advisor of the Company, a subsidiary or an affiliate, including a director who is such an employee, consultant or advisor.



         Awards. Under the 1995 Plan, eligible employees may be awarded stock options and/or SARs. Stock options may be either incentive stock options or non-qualified stock options. Incentive stock options are intended to be "incentive stock options" under Section 422 of the Internal Revenue Code; non-qualified stock options are intended to be those stock options which do not qualify under Section 422 of the Internal Revenue Code. The price at which shares of Common Stock may be purchased upon the exercise of an option is determined by the Committee but must be at least equal to the fair market value of such shares on the date of the award. Payment of the option price must be paid in full in cash at the time of exercise or, with the consent of the Committee, in whole or in part in shares of Common Stock valued at fair market value. With the consent of the Committee, payment upon the exercise of a non-qualified stock option may be made in whole or in part by the delivery of additional, unexercised non-qualified stock options (based on the difference between the fair market value of the Common Stock for which they are exercisable and the exercise price of such additional non-qualified stock options) or by a "cashless exercise."

         An SAR entitles the recipient to receive a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment may be in cash, in shares of Common Stock, or any combination thereof, as the Committee may determine. An SAR may be awarded in tandem with options or separately.



         Stock options and SARs will be exercisable over a period to be designated by the Committee, but not prior to six months or more than ten years (or five years for certain incentive stock options) after the date of the award. All options and SARs awarded under the 1995 Plan are non-transferable other than by will or by operation of the laws of descent and distribution.



         As of September 22, 2000, all 400,000 options for shares of Common Stock available for grant under the 1995 Plan had been granted or cancelled. Of those options granted under the 1995 Plan, options to purchase 353,500 shares of Common Stock, equal to 4.2% of the Common Stock outstanding, had not yet been exercised as of September 22, 2000. The closing price of the Company's Common Stock as reported on the NASDAQ National Market System on September 22, 2000 was $3.6875 per share. The average exercise price of outstanding options granted under the 1995 Plan is $21.34 per share.



         Term. The 1995 Plan became effective in May 1995 and will remain in full force and effect until the earlier of May 1, 2005 or the date it is terminated by the Board.



         Performance-Based Compensation. It is intended that all compensation income recognized by any holder as the result of the exercise of options or SARs, or the disposition of shares of Common Stock acquired on exercise of options or SARs, will be considered performance-based compensation excludable from such holder's "applicable employee remuneration" pursuant to Section 162(m)(4)(C) of the Internal Revenue Code.



         Federal Tax Treatment. Under the present federal tax laws, the federal income tax treatment of stock options and SARs under the 1995 Plan is as follows:



         An employee recognizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is awarded or exercised. If an employee sells Common Stock acquired upon exercise, after complying with requisite holding periods, any gain or loss realized upon such sale will be long-term capital gain or loss. The Company will not be entitled to take a deduction as a result of any such sale. If the employee disposes of such Common Stock before complying with requisite holding periods, the employee generally will recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, and the Company will be entitled to a corresponding income tax deduction.



         An employee recognizes no taxable income and the Company is not entitled to an income tax deduction when a non-qualified option is awarded. Upon exercise of a non-qualified option, an employee generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock over the exercise price, and, provided that the applicable conditions of
Section 162(m) of the Internal Revenue Code are met, the Company will be entitled to a corresponding income tax deduction. Upon sale of the Common Stock acquired, the employee will realize short-term or long-term capital gain or loss, depending upon whether the Common Stock has been held for more than one year, equal to the difference between the sale price of the Common Stock and the fair market value of the Common Stock on the date that the employee recognizes income with respect to the option exercise.



         An employee recognizes no taxable income and the Company is not entitled to an income tax deduction when an SAR is awarded. Upon exercise of an SAR, an employee generally will realize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price under the SAR, and, provided the applicable conditions of Section 162(m) of the Internal Revenue Code are met, the Company will be entitled to a corresponding income tax deduction.



                THE 1998 STOCK-BASED INCENTIVE COMPENSATION PLAN



         General. The 1998 Stock-Based Incentive Compensation Plan (the 1998
Plan) was approved by the Company's stockholders in December 1998. The purpose of the 1998 Plan is to assist the Company, and its subsidiaries and affiliates, in attracting and retaining valued employees by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's Common Stock by such employees. No employee may be granted incentive stock options first exercisable in any one calendar year for shares of Common Stock having an aggregate fair market value in excess of $100,000. The aggregate number of shares of the Company's Common Stock issued under the 1998 Plan will not exceed 450,000 shares (subject to adjustments for stock splits, stock dividends and the like).



         The 1998 Plan permits awards to eligible employees of stock options and/or SARs that qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code.



         The following summary description of the 1998 Plan is qualified in its entirety by the full text of the 1998 Plan, copies of which may be obtained by the Company's stockholders upon request to the office of the Secretary of the Company.



         Administration. The Committee has full power to interpret and administer the 1998 Plan and full authority to act in selecting the employees to whom awards of options or SARs under the 1998 Plan are granted, in determining the type and amount of awards to be granted to each such employee, the terms and conditions of awards granted under the 1998 Plan and the terms and agreements entered into with employees to whom an award is granted. All grants under the 1998 Plan must be approved by the Committee. The Committee members must be Board members who are not employees of the Company or any parent, subsidiary, Seadrift or any affiliate. No Committee member can receive any compensation from the Company except in his capacity as director. All have to otherwise qualify as "outside directors" under Section 162(m) of the Internal Revenue Code and "non-employee directors" under Rule 16b-3 promulgated by the Securities and Exchange Commission. The Board has the power to amend, suspend or terminate the 1998 Plan at any time, except that stockholder approval is required to increase the total number of shares available for issuance pursuant to the 1998 Plan, change the class of employees eligible to be holders, withdraw the administration of the 1998 Plan from the Committee, change the provisions of the 1998 Plan describing when a shareholder vote is required for plan modification, or take any other action that would require stockholder approval under the "short swing profit recapture" rules of Section 16(b) of the Securities Exchange Act of 1934.

         Eligibility. Employees, consultants and advisors of the Company, or a subsidiary or Seadrift or any other affiliate, including any director who is an employee, consultant or advisor, are eligible to receive awards. Directors, consultants and advisors who are not employees, and employees of Seadrift or any other affiliate (any entity (other than a 50% or more subsidiary) in which the Company has a substantial direct or indirect equity interest, as determined by the Board), are not, however, eligible to receive incentive stock options. Employees, consultants, and advisors of the Company or a subsidiary would be eligible to receive incentive stock options as well as non-qualified options and SARs.



         Awards. Under the 1998 Plan, eligible employees can be awarded stock options and/or SARs. Stock options may be either incentive stock options or non-qualified stock options. Incentive stock options are intended to be "incentive stock options" under Section 422 of the Internal Revenue Code. Non-qualified stock options are those options that do not qualify under Section 422 of the Internal Revenue Code. The price at which shares of Common Stock can be purchased upon the exercise of an option is determined by the Committee, but has to be at least equal to the fair market value of such shares (or 110% of fair market value for certain incentive stock options) on the date of the award. Payment of the option price has to be made in full in cash at the time of exercise or, with the consent of the Committee, in whole or in part in shares of Common Stock valued at fair market value. With the consent of the Committee, payment upon the exercise of a non-qualified stock option can be made in whole or in part by the delivery of additional, unexercised non-qualified stock options (based on the difference between the fair market value of the Common Stock for which they are exercisable and the exercise price of such additional non-qualified stock options) or by a "cashless exercise."



         An SAR entitles the recipient to receive a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment may be in cash, in shares of Common Stock, or in any combination thereof, as the Committee may determine. An SAR may be awarded in tandem with options or separately.



         Stock options and SARs may be exercisable over a period to be designated by the Committee, but not prior to six months or more than ten years (or five years for certain incentive stock options) after the date of the award. All incentive stock options awarded under the 1998 Plan are non-transferable other than by will or by operation of the laws of descent and distribution.



         As of September 22, 2000, 448,000 of the 450,000 options for shares of Common Stock available for grant under the 1998 Plan had been granted or cancelled. None of the options granted under the 1998 plan have been exercised as of September 22, 2000. Shares of Common Stock subject to options granted under the 1998 Plan represent approximately 5.4% of the Common Stock outstanding as of September 22, 2000. The closing price of the Company's Common Stock as reported on the NASDAQ National Market System on September 22, 2000 was $3.6875 per share. The average exercise price of outstanding options that were granted under the 1998 Plan is $9.41 per share.

         The Committee retains the power to amend the terms of, or cancel and regrant, stock options and SARs for the benefit of any holder. All terms of the options and SARs can be amended, subject to the specific limitations set forth in the Plan. Any incentive stock option amended by the Committee becomes a non-qualified option.



         In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or any other transaction wherein the Company's stockholders give up all their equity interest in the Company, the successor company, if any, may substitute its own substantially similar options and SARs, or it could elect to terminate the Plan. Termination would result in expiry of all awards at such a time and on such conditions as the Board determines.



         Term. The 1998 Plan became effective December 3, 1998 and will remain in full force and effect until the earlier of December 3, 2008 or the date it is terminated by the Board.



         Performance-Based Compensation. It is intended that all compensation income recognized by any holder as the result of the exercise of options or SARs, or the disposition of shares of Common Stock acquired on exercise of options or SARs, be considered performance-based compensation excludable from such holder's "applicable employee remuneration" pursuant to section 162(m)(4)(C) of the Internal Revenue Code.



         Federal Tax Treatment. See "Federal Tax Treatment" under the 1995 Plan above for a description of the federal income tax treatment of stock options and SARs under the present federal tax laws.



                                   BONUS PLANS



         The Company has adopted an incentive bonus plan for certain executives, including the Named Executive Officers (the "Incentive Bonus Plan"). The Incentive Bonus Plan provides for the award of annual bonuses based on the Company's meeting or exceeding specified goals, as well as performance targets relating to earnings before interest, taxes, depreciation and amortization (EBITDA) which are established annually by the Board. Satisfaction of EBITDA targets will trigger awards equal to 10%, 20%, 30% or 50% of base pay depending on management levels. EBITDA in excess of the established targets will increase bonus awards subject to maximum awards of 20%, 40%, 60% or 100%, respectively, depending on management levels. Approximately 31 salaried employees are currently eligible to participate in the Incentive Bonus Plan, including the Named Executive Officers.



         The Company has also adopted a discretionary bonus plan for salaried employees not eligible for the Incentive Bonus Plan (the "Discretionary Bonus Plan"). The Discretionary Bonus Plan provides for the payment of an aggregate amount equal to up to 2% of the total annual salaries of non-executive employees. Awards under the Discretionary Bonus Plan are made solely at management's discretion.



         The Company did not pay any bonuses under the Incentive Bonus Plan or the Discretionary Bonus Plan for fiscal 2000.

         The Compensation Committee is pleased to submit this report to the stockholders with regard to the above matters:



                        REPORT OF COMPENSATION COMMITTEE



         The Compensation Committee, which is currently comprised of three non-employee directors, is responsible for guiding the Company in the development and implementation of the Company's compensation policies, plans and programs. The intended purposes of these programs are to: (i) promote the interests of the Company and its stockholders by attracting and retaining officers and other key employees of exceptional ability; (ii) maximize the Company's long-term success and investment returns to stockholders; (iii) provide officers and key employees who are important to the Company's sustained growth with a proprietary interest in, and greater incentives to contribute to the success of, the Company through ownership of the Company's Common Stock and stock options; and (iv) provide incentives for officers and other key employees which are competitive with those offered by other corporations in the business and geographic areas in which the Company operates. The Compensation Committee reviews and recommends the annual compensation of the Company's executive officers and other members of management, which consists principally of base salary, annual bonuses and stock option grants. The Compensation Committee considers, among other things, compensation statistics for executives of companies that are similar in size and other characteristics to the Company in determining the compensation of its executives. Messrs. Fowler, Weaver, Damian, Trigg and Hacetoglu have entered into employment and/or severance agreements with the Company.



         Base Salary. Base salary is designed to compensate executives and other key employees for individual performance. Such base salaries are intended to (a) take into consideration the relative intrinsic value of the subject executive position to the Company, as measured by the position's scope of responsibility, strategic importance, technological requirements and complexity; (b) competitive salaries; and (c) individual performance. Executives and other key employees may or may not receive annual base salary increases, depending upon performance in the prior year and upon the achievement of individual and corporate performance goals.



         Annual Incentive Awards. Annual incentive awards will be granted under the Incentive Bonus Plan and are based on achieving personal goals and EBITDA targets which have been established by the Board. Meeting such objectives will trigger awards as a percentage of base pay dependent on management level of 10%, 20%, 30% or 50%. Exceeding such targets will increase bonuses subject to maximum payments of 20%, 40%, 60% or 100% depending on management levels. EBITDA results in excess of targets, but below maximum levels, will result in awards calculated linearly between such points.



         Long-term Incentives. Long-term incentives are provided through annual stock option grants to executives, principally through the 1995 and 1998 Plans. Generally, stock options have a term of 10 years and vest ratably over three years. Option exercise prices equal the fair market value of the Common Stock on the date of grant. Incentive stock options are granted to the extent permitted by applicable tax law and options granted in excess of such amounts will be non-qualified options. Outstanding options held by an employee are considered in connection with the award of new options.

         CEO Compensation. Mr. Fowler, the Chief Executive Officer of the Company, is compensated pursuant to the terms of his Employment Agreement with the Company. In developing Mr. Fowler's compensation, the Compensation Committee considered Mr. Fowler's prior performance in senior managerial roles with the Company's electrodes unit, its largest business unit. Mr. Fowler served as President of the Electrodes and Graphite Specialty Products of the Company from March 1995 through March 1997, as Vice President-General Manager, Graphite Electrode Products of the Company from January 1995 through March 1995 and as Vice President-General Manager, Graphite Specialties of the Company from July 1991 to March 1995. The Committee also considered Mr. Fowler's contributions with respect to the Company's significant capital expenditure program, including its modernization plan and his management of the Company in recent periods under difficult business conditions.



         Respectfully Submitted,
         Compensation Committee
         /S/ James R. Ball
         /S/ Paul F. Balser
         /S/ Ronald B. Kalich



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



         The Compensation Committee of the Board of Directors is comprised of Messrs. Ball, Balser and Kalich, none of whom currently is an executive officer of the Company; however, Mr. Balser served as an officer of the Company in the past. Executive officer compensation is determined by the Compensation Committee.



                             STOCK OPTION COMMITTEE



         The Stock Option Committee of the Board of Directors is comprised of Mr. Ball and Mr. Kalich, neither of whom currently is an executive officer of the Company or receives any compensation from the Company in any capacity other than as a director. Awards under the 1998 Plan are determined by the Stock Option Committee.



                   DIRECTORS AND OFFICERS LIABILITY INSURANCE



         The Company maintains $20 million of insurance under primary and secondary layer policies providing payment either to the Company for indemnification provided to its directors or officers, or directly to its directors and officers, for certain liabilities which the Company's directors and officers may incur in such capacities. The premiums and fees paid under such policies in fiscal 2000 totaled $231,417. Coverage was extended for fiscal 2001 for premiums totaling $224,035. The insurance policies are issued by National Union Fire Insurance Company and Twin City Fire Insurance Company. Further indemnification will be provided by the Company to its directors pursuant to an indemnification agreement entered into in connection with the Questor Transaction. See "What Are the General Terms of the Purchase Agreement, the Consulting Agreement and the Indemnification Agreement?".

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS



         Pursuant to an agreement entered into in connection with the Company's initial public offering of Common Stock in September 1995, the Company filed a registration statement under the Securities Act of 1933, as amended (the Securities Act), which became effective in March 1996, with respect to the sale of certain shares of Common Stock held by management stockholders and agreed to keep such registration in effect for at least 36 months. Shares of Common Stock owned by the Company's directors are also covered by such registration statement.



                 COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on the review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2000 all
Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were filed on a timely basis.



                              ---------------------



                              PROXY PROPOSAL NO. 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS



                              ---------------------




         The Company's independent auditors for the fiscal year ended July 31, 2000 were PricewaterhouseCoopers LLP, independent public accountants ("PWC"). On March 5, 2001, the Board appointed PWC to audit the financial statements of the Company for the fiscal year ending July 31, 2001. The Board desires to obtain the stockholders' ratification of such appointment. A resolution ratifying the appointment will be offered at the Meeting. If the resolution is not adopted, the adverse vote will be considered as direction to the Board to select other auditors. Ratification requires the affirmative vote by holders of at least a majority of the shares of Common Stock voting on such matter.



         It is expected that representatives of PWC will be present at the Meeting to respond to appropriate questions, and will have the opportunity to make a statement if they chose to do so.


AUDIT FEES; FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES; ALL OTHER FEES

         In addition to performing the audit of the Company's consolidated financial statements, PWC provided various other services during fiscal 2000. The aggregate fees billed for fiscal 2000 for each of the following categories of services are set forth below:

         Audit and review of the Company's 2000 financial statements: $140,250 All other services: $42,325

PWC has not provided any services related to financial information systems design and implementation during fiscal 2000. The fee set forth above for "other services" includes statutory pension reporting requirements and evaluating the effects of various accounting issues and changes in professional standards.

         The Audit Committee has reviewed summaries of the services provided by PWC and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of PWC.

         On recommendation of the Audit Committee, the Board has appointed PWC to audit the 2001 financial statements, subject to ratification by the stockholders.


         THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 31, 2001.



                              ---------------------


                              PROXY PROPOSAL NO. 3
                       APPROVAL OF THE QUESTOR TRANSACTION
                             AND ISSUANCE OF SHARES

                              ---------------------


WHAT IS THE COMPANY ASKING YOU TO APPROVE AND WHY?


         In addition to being asked to approve the Purchase Agreement, you are being asked to approve the issuances of the following shares because such approval is required by the terms of the Purchase Agreement and by the rules of the Nasdaq National Market, on which the Company's Common Stock is listed, and because such issuances are the principal transactions to be effected pursuant to the Purchase Agreement:



         (a) 980,000 shares of Series B-1 Convertible Preferred to the Questor Investors in the Private Placement;



         (b) up to 300,000 shares of Series B-1 Convertible Preferred to the Questor Investors pursuant to the Back-Stop Commitment; and



         (c) up to 500,000 shares of Additional Convertible Preferred to the Questor Investors pursuant to the Additional Purchase, which purchase, if made, shall occur at the option of the Questor Investors within three years following the closing of the Private Placement.



See "What Are the General Terms of the Purchase Agreement, the Consulting Agreement and the Indemnification Agreement?", "What Conditions Are There to Closing the Questor Transaction?", "What Registration Rights Will the Questor Investors Have?" and "How Can the

Purchase Agreement Be Terminated?" for further description of the terms of the Purchase Agreement and the various issuances of Convertible Preferred thereunder. Note, however, that even though the Consulting Agreement and the Indemnification Agreement are integral components of and conditions to the Purchase Agreement, separate stockholder approval thereof is not required by the Purchase Agreement or otherwise and is not being sought.



         The Company expects to receive a total of $65 million in cash as a result of the Private Placement, the Rights Offering and the Back-Stop Commitment, which would allow the Company to obtain needed cash capital to be used primarily to reduce outstanding debt. After the payment of approximately $13.1 million in transaction fees, the Company expects to reduce its long-term debt by approximately $78.7 million, consisting of the repayment of $48.5 million of such debt, the forgiveness of $20.2 million of such debt and the conversion of $10.0 million of such debt to equity in connection with the Bank Restructuring (as defined below under "What Are the Components of the Bank Restructuring?"). Such reduction would reduce the leverage of the Company and provide it with needed flexibility. The Company also intends to use some of the net proceeds from the sale of the Convertible Preferred for working capital and for certain capital improvements, most notably the hydrodesulfurization ("HDS") project of the Company's needle coke affiliate.


WHAT IS THE BACKGROUND OF AND THE BOARD'S REASONS FOR PURSUING THE QUESTOR TRANSACTION?


         In connection with the tender of substantially all of the Company's 11.5% Senior Notes in fiscal 1998, the Company entered into an agreement with a consortium of banks led by PNC Bank (the "Bank Group") for a $150.0 million revolving credit facility with a $15.0 million sub-limit for letters of credit which will expire in December 2003 (as amended, the "1997 Revolving Credit Facility"). The Company and the Bank Group reduced the amount available under the 1997 Revolving Credit Facility to $135.0 million as of July 31, 2000. As of April 30, 2001, the Company had $1.3 million in availability under the 1997 Revolving Credit Facility. Borrowings outstanding were $127.3 million and letters of credit were $6.4 million as of April 30, 2001. The 1997 Revolving Credit Facility is collateralized with the Company's receivables, inventory and property, plant and equipment.



         During fiscal 2000, the Company's operating results continued to decline, and the Company's capital needs increased primarily because of the rise in the cost of raw materials (decant oil) and the decline of revenues as a result of lower product prices and the funding of lawsuit settlement payments during fiscal 2000. As a result, the Company was not in compliance with the financial covenants required to be maintained under the 1997 Revolving Credit Facility for the reporting period ended July 31, 2000. On November 13, 2000 (the "Waiver Effective Date"), the Company and the Bank Group agreed to an amendment and waiver with respect to the 1997 Revolving Credit Facility (the "Amendment and Waiver") under which the covenant violations discussed above were waived until August 6, 2001. The Amendment and Waiver requires that the Company achieve minimum monthly and quarterly EBITDA levels through July 2001, as well as sales commitment targets for needle coke and graphite electrodes for calendar 2001. Also, the Company must not allow its accounts receivable and inventory amounts in total to exceed certain thresholds and must maintain certain financial ratios with respect to accounts receivable and inventory, all as more fully described in the Amendment and Waiver.

         In connection with the Amendment and Waiver, the Company issued to the Bank Group warrants for the purchase of the Company's Common Stock (the "Bank Warrants") representing 15% of the Company's then outstanding Common Stock (1,249,701 shares), which warrants will be exercisable for nominal consideration. The Company retained the ability to earn back those Bank Warrants representing 10% of the Company's outstanding Common Stock (833,134 shares) if it could reduce the commitment under the 1997 Revolving Credit Facility to $110.0 million on or before March 31, 2001. The Company was also given the ability to earn back the remaining Bank Warrants representing 5% of the Company's outstanding Common Stock (416,567 shares) if it could reduce the commitment under the 1997 Revolving Credit Facility to $85.0 million (if the commitment was reduced to $110.0 million on or before March 31, 2001) or $110.0 million (if the commitment was not already reduced to $110.0 million on or before March 31, 2001) on or before July 31, 2001. The Company was not able to reduce the commitment under the 1997 Revolving Credit Facility to $110.0 million by March 31, 2001, and consequently, was not able to earn back the Bank Warrants representing 10% of the Company's outstanding Common Stock. While the financing received in connection with the Questor Transaction will enable the Company to reduce the commitment to $110.0 million, the Company will not be able to consummate the Questor Transaction and effect the commitment reduction by July 31, 2001. As a result, the Company will not be able to earn back the remaining Bank Warrants representing 5% of the Company's outstanding Common Stock, thereby further diluting the economic interest and, upon exercise of the Bank Warrants, the voting power of the existing stockholders (see "What Are the Components of the Bank Restructuring?" and "What Will the Security Ownership of the Company Be Following Consummation of the Questor Transaction and the Bank Restructuring?").


         The fee associated with the Amendment and Waiver was 200 basis points, or $2.7 million, fully earned as of the Waiver Effective Date and payable as follows: $0.3 million on the Waiver Effective Date; $0.7 million on April 1, 2001; $1.0 million on May 1, 2001; and $0.7 million on June 1, 2001. The fee would have been reduced to 100 basis points, or $1.35 million, if the 1997 Revolving Credit Facility had been fully repaid by April 30, 2001. As a result of the Amendment and Waiver, interest costs under the 1997 Revolving Credit Facility were computed at a rate of PNC Bank's prime rate (currently 7.5%) plus a spread of 100 basis points. Such spread increased to 200 basis points when the Company did not reduce the commitment under the 1997 Revolving Credit Facility by $25 million on March 31, 2001. The issuance of the Bank Warrants resulted in a $3.4 million non-cash charge which is being amortized into interest expense over the vesting period of the Bank Warrants which ends on July 31, 2001. The $2.7 million amendment fee has been capitalized as a deferred debt issuance cost and is being amortized into interest expense over the remaining life of the 1997 Revolving Credit Facility.

         As a result of the Amendment and Waiver, the commitment under the 1997 Revolving Credit Facility was to have been reduced by $0.5 million per month beginning on April 1, 2001. In addition, the Company has agreed to further reduce the commitment under the 1997 Revolving Credit Facility by an amount equal to the amount by which the Company's accounts receivable and inventory in total fall below certain thresholds, as set forth in the Amendment and Waiver. Also, the commitment under the 1997 Revolving Credit Facility will be reduced by two-thirds of any indemnity reimbursements related to the installation of a sulfur dioxide air emissions scrubbing unit at the Company's St. Marys, Pennsylvania facility. During the waiver period, the Company is restricted from issuing any equity (other than pursuant to the Company's

Rights Plan (as hereinafter defined)) in the Company unless 100% of the net proceeds of any such issuance is used to repay and reduce the commitment under the 1997 Revolving Credit Facility. Any reduction in commitment arising as a result of these provisions was to have been credited toward the $25 million reduction in commitment required to avoid the vesting of the remaining Bank Warrants as outlined above.


         The Company's operating results continued to decline following the execution of the Amendment and Waiver, and as a result, the Company was required to obtain further amendments to the financial covenants thereunder for the reporting period ended February 28, 2001. On March 31, 2001, the Company and the Bank Group agreed to a further amendment and waiver with respect to the 1997 Revolving Credit Facility, pursuant to which the Bank Group deferred until July 1, 2001 the Company's obligation to begin amortization of $0.5 million per month and deferred until July 1, 2001 the Company's obligation to pay the Bank Group's April, May and June amendment fees.


         On May 9, 2001, the Company reached a tentative agreement with the Bank Group pursuant to which the Company's approximately $135.0 million of outstanding indebtedness under the 1997 Revolving Credit Facility would be refinanced as follows: (1) banks representing 50% of the commitment ($67.5 million) under such facility (the "Exiting Banks") will transfer their interest in the indebtedness to the Company at a discount of $20.2 million, or approximately 30%, and will be paid the balance of their outstanding debt; and
(2) banks representing the remaining 50% of the commitment (the "Remaining Banks") will convert $10.0 million of indebtedness into shares of Common Stock at the initial Convertible Preferred conversion price of $1.087 and, after an additional $7.5 million debt repayment, will convert the balance of the indebtedness into a $50.0 million term loan facility. The Company is also in the process of securing a new $60.0 million asset-based revolving credit facility (the "2001 Revolving Credit Facility"), which is a condition to the proposed restructuring and the Private Placement. Existing fees under the Amendment and Waiver in the amount of approximately $1.0 million will be shared among the Exiting Banks, and existing fees in the amount of approximately $0.2 million will be shared among the Remaining Banks, each on a pro rata basis. Of the total $2.7 million in amendment fees owed by the Company, approximately $0.3 million were paid in November 2000, approximately $1.2 million will be paid as set forth above, and the remainder of the fees will be waived. The agreement with the Bank Group is contingent upon, among other things, consummation of the Questor Transaction, completion of due diligence, and obtaining commitments for the asset-based facility. Similarly, the consummation of the transactions contemplated by the Purchase Agreement is contingent on, among other things, consummation of the transactions with the Bank Group and the Company's securing a new $60.0 million revolving credit facility. See "What Conditions Are There to Closing the Questor Transaction?" for a description of other contingencies.


         The Company's declining operating results, lack of liquidity, repeated requirements for covenant modifications and desire for increased flexibility were the primary reasons the Board considered pursuing potential transactions, including the Questor Transaction.

WHAT ALTERNATIVE TRANSACTIONS WERE AVAILABLE TO THE COMPANY?

         Upon the occurrence of the initial covenant defaults by the Company as described above, several banks within the Bank Group reacted by placing the Company's 1997 Revolving Credit

Facility in work-out status, which in turn placed additional restrictions on the Company's day-to-day operations. As a result, management began searching for alternative means of refinancing. The Company's efforts to find a new lender or lending group were unsuccessful.


         While the Company was already considering certain potential transactions, such as the sale of certain business units of the Company or the sale of the entire Company, on November 21, 2000, the Company intensified its efforts by engaging Bear, Stearns & Co. Inc. ("Bear Stearns") to assist the Company in its efforts to raise capital and/or sell all or a portion of the Company. Bear Stearns, on behalf of the Company, contacted 33 potential financial buyers and ten potential strategic buyers, including those with whom the Company was then in discussions. For purposes of this Proxy Statement, a strategic buyer is a company that conducts business in either the electrode, needle coke or calcium carbide market or a market related to one of these businesses, and a financial buyer is an investment firm that makes significant investments in companies, often representing control positions.


         The Company narrowed the list of potential buyers based on the level of interest they expressed and their financial ability to consummate a transaction. Ten potential financial buyers and six potential strategic buyers entered into confidentiality agreements with the Company, and the Company distributed to the ten potential financial buyers and five of the strategic buyers copies of a Confidential Information Memorandum. In addition, seven of the potential financial buyers and all of the potential strategic buyers that received a Confidential Information Memorandum met with management and Bear Stearns.


         Subsequent to those meetings and an exchange of additional information, the Company received the following proposals: (a) the proposal from the Questor Investors (the "Questor Proposal"), (b) an oral indication of interest for the purchase of the calcium carbide business of the Company for between $30.0 and $40.0 million from a competitor ("Alternative Proposal 1"), (c) an offer for the purchase of the electrode and needle coke businesses of the Company for between $105.0 and $110.0 million of the acquirer's stock from a competitor of the Company pursuant to a signed indication of interest dated February 27, 2001 ("Alternative Proposal 2"), and (d) an offer for the purchase of the electrode businesses of the Company for approximately $60.0 million, plus a 20% contingency payment, from a competitor pursuant to a signed letter of intent dated February 27, 2001 ("Alternative Proposal 3").



         At a special meeting of the Board of Directors on February 28, 2001, the Board reviewed the Questor Proposal and the three Alternative Proposals with management, Bear Stearns and the Company's legal counsel. Bear Stearns described the work it performed in identifying, contacting and soliciting offers from potential financial and strategic buyers. The Board discussed the proposals and explored their strengths and weaknesses. The purchase prices offered in the three Alternative Proposals were deemed insufficient by the Board. The Board also considered the various obstacles to consummation of each transaction, including (i) the significant potential U.S. antitrust issues raised with regard to Alternative Proposals 1 and 2, (ii) the consideration offered in Alternative Proposal 2 was the acquirer's stock subject to a two-year standstill agreement, and (iii) the financing and other contingencies raised with regard to Alternative Proposal 3. Additionally, with respect to Alternative Proposal 1, Bear Stearns reported that the bidder had indicated at a meeting with the Company in January that it was no longer interested in pursuing the transaction based on antitrust and valuation concerns.

Following these discussions, the Board directed management and Bear Stearns to continue to negotiate with the Questor Investors and to inform the parties making Alternative Proposals 2 and 3 that such Alternative Proposals, as presented, were not attractive to the Company.


         On March 5, 2001, another special meeting of the Board was held at which the Board again considered the Questor Proposal and the three Alternative Proposals with management, Bear Stearns and the Company's legal counsel. Management and Bear Stearns informed the Board that the Questor Investors and the Company were continuing to negotiate and resolve the remaining open issues, including the amount and terms of the termination fee, transaction fee and consulting fee, the terms of certain non-solicitation provisions and the purchase price to be paid by Questor for additional shares of Convertible Preferred. Bear Stearns also informed the Board that they had not received any improvements in the terms of Alternative Proposal 1 or Alternative Proposal 2, and that the party making Alternative Proposal 3 indicated that it would consider an additional $10 million in contingent consideration.



         The Board then considered the details of the alternative transactions. With respect to Alternative Proposal 1, the Company received no further information from the bidder that would have indicated an interest in pursuing a transaction with the Company. With respect to Alternative Proposal 2, the Board concluded based on the advice of counsel that the proposal raised significant potential U.S. antitrust issues and that: (i) if a transaction were consummated, the combined Company would control nearly 40% of the market share of the electrode business in North America, which would create a presumption of anticompetitive effect; (ii) it would take several months for the Department of Justice or Federal Trade Commission to conduct an investigation and determine whether it would challenge the transaction; and (iii) the antitrust issues could lead to significant delays in, or rulings preventing, consummation of a transaction. A collateral risk was that delays could lead to lower valuations by interested parties if the condition of the Company or if markets generally continued to deteriorate. In addition, the consideration offered in Alternative Proposal 2 was the acquirer's stock subject to a two-year standstill agreement. Due to uncertainties in the consummation, value and timing of a transaction that would be acceptable to the Company, the potential acquirer and regulators and the consideration offered, the Board rejected this proposal as well. Finally, with respect to Alternative Proposal 3, the Board was concerned about the bidder's valuation of the electrode business of the Company and its ability to finance the proposed transaction. The proposal letter set forth various contingencies, including a financing contingency and an open-ended due diligence contingency. In addition, the purchase price offered would have provided the Company with less guaranteed cash than the Questor Transaction. The Board determined that because of these concerns, Alternative Proposal 3 also posed a significant risk of non-consummation.


         In an effort to consider all alternatives available to the Company, the Board also discussed the advantages and disadvantages of bankruptcy. Given the liquidation value and the break-up value of the Company, as presented to the Board in an analysis prepared by management, the Board was advised that the stockholders' equity would be negative. Thus, the Board concluded that bankruptcy was not a desirable option for either the Company or its stockholders.

         Bear Stearns reviewed with the Board a presentation with respect to the impact on the Company of the originally anticipated sale of Series B-1 Convertible Preferred to the Questor

Investors and the Company's stockholders. Bear Stearns also summarized for the Board, based on projections provided to Bear Stearns by management on March 3, 2001, the effect of the transaction, as then proposed, on the stockholders, given the ability of the stockholders to participate in the Rights Offering. The combination of a rights offering with a private placement was included in the original Confidential Information Memorandum and was discussed at the Company's first meeting with Questor. The Rights Offering was intended to allow existing stockholders to participate in the Questor Transaction and always contemplated offering common stockholders the same security at the same price as would apply to the private placement investors. The key items negotiated were the size of the rights offering and the transferability of the rights.


         At the conclusion of the March 5, 2001 meeting, the Board voted unanimously to approve the execution of a letter of intent with the Questor Investors.


         On March 6, 2001, the party submitting Alternative Proposal 2 submitted a revised proposal to the Company which provided for a purchase of the electrode and specialty products business of the Company for between $85.0 million and $95.0 million cash. The Board convened another special meeting on March 7, 2001 to consider the revised Alternative Proposal 2 and the Questor Proposal. Again management, Bear Stearns and the Company's legal counsel were present. After such consideration, the Board determined that the risk of non-consummation as a result of the antitrust issues outweighed any potential benefits offered by Alternative Proposal 2. As a result, the Board voted unanimously to proceed with the execution of the Questor letter of intent. The letter of intent was signed on March 7, 2001 in substantially the form approved by the Board on March 5, 2001.



         Following the March 7, 2001 meeting, the Company engaged in negotiations with Questor regarding the Questor Transactions and with the Bank Group regarding the restructuring of the 1997 Revolving Credit Facility. The negotiations with Questor were in respect of the specific terms and conditions of the transaction documents not provided in the letter of intent, including the scope of the Company's representations and warranties, the details of the registration rights to be provided to Questor, the non-solicitation provisions of the Purchase Agreement, the scope of the indemnification under the Indemnification Agreement and the conversion and anti-dilution mechanics of the Convertible Preferred.



         On May 11, 2001, the Board held a special meeting at which management, the Company's legal counsel and a representative of Bear Stearns were present to consider, among other things, the principal draft documents relating to, and the current status of, the Questor Transaction. The Board was advised of Mr. Balser's proposed participation in the transactions and that Questor had approved such participation. Mr. Balser stated that his intent was to participate in the investment upon the same terms and conditions as Questor. He was not involved in the negotiations between the Company and Questor. Mr. Balser indicated that his primary reason for entering into such a transaction was that it offered the potential for a sound financial return on his investment. At this meeting, Mr. Balser abstained from voting, and at all subsequent meetings regarding the Questor Transaction, Mr. Balser both abstained from voting and refrained from actively participating in the discussions.

         Bear Stearns reported at the May 11 meeting that subsequent to the special Board meeting on March 7, another domestic competitor of the Company had contacted Bear Stearns to indicate that it would be interested in exploring a possible transaction with the Company, but only if such a transaction could satisfy federal antitrust laws under the "failing company" exception to such laws. The Board concluded (with Mr. Balser abstaining) that under current circumstances, particularly the interest of Questor in a transaction with the Company, it was unlikely that the Company could avail itself of the "failing company" doctrine and that any attempt to pursue such alternative could jeopardize the Questor Transaction. The Board was advised by management that, pursuant to the Questor letter of intent, management had ceased discussions with the parties which had presented Alternative Proposals 1, 2 and 3 and that, except as described above, management had not heard anything more concerning the proposals from such parties nor had management received any proposals or contacts from any other person since the last Board meeting regarding an alternative transaction.



         The Board, with the assistance of management and its legal counsel, reviewed drafts of the Purchase Agreement, the Certificate of Designation of the Convertible Preferred (the "Certificate of Designation") and this Proxy Statement, as well as the terms of a related Consulting Agreement and Indemnification Agreement, and also reviewed various unresolved matters and the timing of the Questor Transaction and related financing transactions. The Board considered the services to be rendered under the Consulting Agreement and the reasonableness of the $1 million annual fee payable thereunder for such services. (See "What are the General Terms of the Purchase Agreement, the Consulting Agreement and the Indemnification Agreement?") The fee was the result of negotiations between the Company and Questor, and Questor advised the Company that it was an important component of Questor's decision to enter into the Purchase Agreement with the Company. Additionally, the Board concluded that such fee was reasonable given the experience of Questor in providing advice and assistance to underperforming and financially distressed companies and the active role expected to be assumed by Questor in performing its services for the Company. Finally, such fee was considered by Management and its financial advisors to be within the range of consulting fees payable to other private investment funds by their portfolio companies.



         Also at the May 11 meeting, Bear Stearns reviewed with the Board an update of its presentation to the Board at its March 5 meeting which reflected among other things the effect of the "vesting" of the initial warrants held by the Bank Group (representing 10% of the Company's outstanding common stock) which had the effect of lowering the conversion price of the Convertible Preferred from $1.25 to $1.136 per share, conversion of $10 million of the Bank Group debt to common stock and an increase in the preferred stock dividend from 8% to 12% (including the effect of paid-in-kind dividends at the higher rate). (The conversion price was subsequently lowered from $1.136 to $1.087 per share to reflect the effect of the vesting on July 31, 2001 of the remaining warrants held by the Bank Group representing 5% of the Company's outstanding common stock.) Bear Stearns again summarized for the Board, based on the March 3, 2001 projections provided to Bear Stearns, the effect of the as-then proposed transaction on the stockholders, given the ability of the stockholders to participate in the Rights Offering.


         At the special meeting on May 11, the Board again considered the possibility of the initiation of bankruptcy proceedings as an alternative to the Questor Transaction. The Board considered whether operating the Company in bankruptcy and/or selling its businesses and assets in a bankruptcy auction could yield better values to the stockholders. The Board considered among other things (i) the heavy administrative and other costs typically associated with bankruptcy proceedings; (ii) the fully secured nature of the indebtedness held by the Bank Group and the attendant leverage that the Bank Group would likely assert in any bankruptcy proceedings; (iii) the fact that in bankruptcy it was unclear whether the banks would agree to the $20.0 million in debt forgiveness and the $10.0 million in debt to equity conversion contemplated in the Questor Transaction; (iv) the need to upgrade the production facilities including importantly the completion of the HDS project of the Company's needle coke affiliate, all of which could be more difficult to finance in bankruptcy; (v) the fact that antitrust constraints could continue to apply in a bankruptcy auction so that the risk of non-consummation of a transaction with an industry participant might be as great as outside of bankruptcy, particularly if Questor were a bidder in the bankruptcy proceeding; (vi) the liquidation and break up values of the Company as presented to the Board by management at its March 5 meeting; (vii) the lengthy delays and uncertainty that are typically associated with bankruptcy proceedings; (viii) the fact that bankruptcy is generally considered to have a negative effect on asset values;
(ix) the possible adverse effects of bankruptcy on the Company's business operations, including potential loss of trade credit and difficulties in entering into long-term supply contracts; and (x) the uncertainty as to whether the Company would have enough time and flexibility to operate in bankruptcy until the markets and the Company's business improve and the uncertainty as to whether such markets and business would, in fact, improve. The Board unanimously concluded (with Mr. Balser again abstaining) that bankruptcy would not likely lead to greater value for stockholders of the Company than the Questor Transaction.



         On June 1, 2001, the Board in a special meeting by conference telephone reviewed substantially definitive drafts of the Purchase Agreement and the Certificate of Designation, the agreement relating to the investment of Paul Balser in connection with the Questor Transaction (the "Balser Agreement"), this proxy statement and various related agreements and documents. The Board also received an oral presentation by Bear Stearns with respect to its opinion regarding the issuance of the Convertible Preferred to the Questor Investors and Mr. Balser, which opinion is discussed under "What is the Opinion of the Company's Financial Adviser?". After reviewing the terms and conditions of the Questor Transaction with its legal counsel and its financial advisor, the Board reconfirmed its conclusions at its meetings on March 5, March 7 and May 11 and the Board (with Mr. Balser abstaining) unanimously approved the agreements relating to the Questor Transaction (including the Balser Agreement) and determined that the Questor Transaction was in the best interests of the Company and its stockholders.


         The decision of the Board to approve the Questor Transaction was based, in large part, upon balancing the risks and benefits of the Questor Transaction against the risks and benefits of the other strategic alternatives available to the Company. In the course of reaching the decision to approve the Questor Transaction, during the series of meetings described above, the Board consulted with management, Bear Stearns and the Company's legal counsel and considered a number of factors, including, among other things, the following: (1) the adequacy and terms of the offer, (2) the offer's attractiveness relative to other possible alternatives, (3) the risk of non-consummation of the other possible alternatives, including but not limited to the significant potential U.S. antitrust issues presented by Alternative Proposals 1 and 2 and a financing contingency presented by Alternative Proposal 3, (4) the Questor Investors' identity, prior background and other business experience and (5) the fairness opinion rendered by Bear Stearns (see "What is the Opinion of the Company's Financial Adviser?").

         The primary reasons the Board selected the Questor Proposal were: (1) the Questor Proposal offered a cash infusion into the Company, which would enable the Company to pay down and restructure its bank debt, reduce the increasing pressure being applied on the Company by the Bank Group, and continue to make capital improvements required for the long-term growth of the Company, most notably the HDS project at the Company's needle coke affiliate; (2) the Rights Offering component allowed existing stockholders to participate significantly in the purchase of the Series B-1 Convertible Preferred at the same price as is to be paid by the Questor Investors; (3) the Questor Proposal presented no significant antitrust concerns; (4) the Questor Investors had prior experience assisting companies experiencing operating and financial difficulties; and (5) the Questor Proposal, in the opinion of the Board, offered a higher likelihood of consummation, especially in light of the antitrust and financing issues raised by certain of the other proposed transactions.


WHAT IS THE OPINION OF THE COMPANY'S FINANCIAL ADVISOR?


OVERVIEW

         At the June 1, 2001 special meeting of the Board of Directors, Bear Stearns presented the analysis of its opinion and then delivered its oral opinion, subsequently confirmed in writing, that, as of June 1, 2001, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the purchase of Convertible Preferred (1) by the Questor Investors pursuant to the Private Placement, the option to purchase Additional Convertible Preferred and the Back-Stop Commitment, and (2) by Mr. Balser pursuant to the Balser Agreement (hereinafter collectively referred to as the "Preferred Stock Issuance"), is fair, from a financial point of view, to the public stockholders of the Company, other than Mr. Balser and the banks in the Bank Group.

         THE FULL TEXT OF THE FAIRNESS OPINION DATED JUNE 1, 2001, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY BEAR STEARNS IN RENDERING ITS FAIRNESS OPINION, IS ATTACHED AS EXHIBIT D TO THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE FAIRNESS OPINION WAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS FOR ITS USE IN CONNECTION WITH ITS CONSIDERATION OF THE PREFERRED STOCK ISSUANCE AND ADDRESSES ONLY, AS OF THE DATE OF THE FAIRNESS OPINION, THE FAIRNESS OF THE PREFERRED STOCK ISSUANCE, FROM A FINANCIAL POINT OF VIEW, TO THE PUBLIC STOCKHOLDERS OF THE COMPANY, OTHER THAN MR. BALSER AND THE BANKS IN THE BANK GROUP. THE FAIRNESS OPINION IS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO THE BOARD OF DIRECTORS OF THE COMPANY OR TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW TO VOTE THEIR SHARES OF COMMON STOCK OF THE COMPANY OR WHETHER OR NOT TO SUBSCRIBE FOR SERIES B-1 CONVERTIBLE PREFERRED IN THE RIGHTS

OFFERING. THE FAIRNESS OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF THE BOARD OF DIRECTORS OF THE COMPANY TO RECOMMEND THE PREFERRED STOCK ISSUANCE TO THE STOCKHOLDERS OF THE COMPANY OR THE UNDERLYING BUSINESS DECISION OF THE COMPANY TO ENTER INTO THE PURCHASE AGREEMENT AND PURSUE THE PREFERRED STOCK ISSUANCE, THE RELATIVE MERITS OF THE PREFERRED STOCK ISSUANCE, THE BANK RESTRUCTURING OR THE 2001 REVOLVING CREDIT FACILITY AS COMPARED TO ANY ALTERNATIVE BUSINESS STRATEGIES THAT MIGHT EXIST FOR THE COMPANY, OR THE EFFECTS OF ANY OTHER TRANSACTION IN WHICH THE COMPANY MIGHT ENGAGE. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION.


         The terms of the Preferred Stock Issuance and the form of the consideration were determined by arm's-length negotiations between the Company and the Questor Investors and were not based on any recommendation by Bear Stearns. The Company did not provide specific instructions or impose any limitations on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion.


BEAR STEARNS OPINION

         In connection with rendering its opinion, Bear Stearns, among other things:

         o    reviewed a draft of the Purchase Agreement dated May 31, 2001;

         o    reviewed a draft of the Balser Agreement dated May 29, 2001;

         o reviewed a draft of the Certificate of Designation for the Series B-1 Convertible Preferred dated May 29, 2001;

         o    reviewed a draft of the Proxy Statement dated May 30, 2001;

         o reviewed the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended July 31, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended October 31, 2000 and January 31, 2001, its preliminary results for the quarter ended April 30, 2001, its Proxy Statement on Schedule 14A dated October 22, 1999, and its Reports on
              Form 8-K for the three years ended June 1, 2001;

         o    reviewed the 1997 Revolving Credit Facility;

         o reviewed a Proposal Letter dated May 9, 2001 among the banks in the Bank Group, Questor, and the Company, together with the Term Sheet dated May 9, 2001 attached thereto, relating to the proposed Bank Restructuring;

         o reviewed proposals from two lenders relating to the proposed 2001 Revolving Credit Facility;

         o reviewed certain operating and financial information provided to Bear Stearns by management relating to the Company's business and prospects, including: (i) projections on a standalone basis for the thirty-nine months ending July 31, 2004 provided to Bear Stearns on May 24, 2001 (the "Standalone Projections") and (ii) projections on a pro forma basis (after giving effect to the Preferred Stock Issuance, the Bank Restructuring, the 2001 Revolving Credit Facility and the related transactions and to the impact of the installation of the HDS unit) for the thirty-nine months ending July 31, 2004 provided to Bear Stearns on May 24, 2001 (the "Pro Forma Projections");

         o met with certain members of management to discuss the Company's business, operations, historical and projected financial results and future prospects;

         o reviewed the historical prices, trading multiples and trading volumes of the Common Stock of the Company;

         o reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to the Company;


         o reviewed the terms of selected precedent merger and acquisition transactions involving companies which Bear Stearns deemed generally comparable to the Company;


         o reviewed certain investment situations which Bear Stearns deemed generally comparable to the Preferred Stock Issuance;

         o performed theoretical discounted cash flow analyses based on the Standalone Projections and the Pro Forma Projections;


         o reviewed the Unaudited Condensed Consolidated Pro Forma Financial Statements contained in the Proxy Statement; and


         o conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

         Bear Stearns has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to it by the Company. With respect to the Company's projected financial results, Bear Stearns has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the expected future performance of the Company. Bear Stearns does not assume any responsibility for the independent verification of any such information or of the projections provided to it, and Bear Stearns has further relied upon the assurances of management that they are unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading.

         In arriving at its opinion, Bear Stearns has not performed or obtained any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor has Bear Stearns been furnished with any such independent evaluations or appraisals. During the course of its engagement, Bear Stearns was asked by the Board of Directors to solicit indications of interest from various third parties regarding an investment in, a recapitalization of, or acquisition of all or part of, the Company, and Bear Stearns considered the results of such solicitation in rendering its opinion. Bear Stearns assumed, with the Company's consent, that the

Preferred Stock Issuance, the Bank Restructuring and the 2001 Revolving Credit Facility will be consummated in a timely manner and in accordance with the terms of the Purchase Agreement and other relevant agreements without any regulatory limitations, restrictions, conditions, amendments, modifications or waivers that collectively would have a material effect on the Company. Bear Stearns further assumed, with the Company's consent, that the Purchase Agreement and ancillary documentation in final form will conform in all material respects to the draft Purchase Agreement and ancillary documentation reviewed by Bear Stearns in giving their opinion.


         In arriving at its opinion, Bear Stearns has taken into account, with the Company's consent, the risks inherent in the Company's current business plans, including the view of management that in the current capital markets environment there exists a risk that the Company would be unable in the future to obtain continued waivers of the defaults under the 1997 Revolving Credit Facility and that absent the Preferred Stock Issuance or other cash infusion, the Company would be unable to obtain, on reasonable terms, financing necessary to replace the 1997 Revolving Credit Facility. Bear Stearns has also considered that, according to management, (i) since November 21, 2000 (the date of engagement of Bear Stearns by the Company), no other potential investor or acquirer has made any investment or acquisition proposal to the Company besides those discussed in the draft of the Proxy Statement reviewed by Bear Stearns in connection with rendering its opinion, and (ii) the prospects for obtaining access to additional financing in the public or private capital markets are limited. With the Company's consent, Bear Stearns has relied on the Board of Directors' conclusion that bankruptcy would not likely lead to greater value for stockholders of the Company than the Questor Transaction.


         Bear Stearns did not express any opinion as to the price or range of prices at which shares of Common Stock of the Company may trade subsequent to the announcement of the Preferred Stock Issuance, the Bank Restructuring and the 2001 Revolving Credit Facility or as to the price or range of prices at which shares of Common Stock of the Company may trade subsequent to the consummation of such transactions.

SUMMARY OF ANALYSIS

         The following is a brief summary of all the material valuation, financial and comparative analyses considered by Bear Stearns in connection with the rendering of its opinion. This summary is qualified in its entirety by reference to the full text of its opinion.

         In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, the Company and Questor. Any estimates contained in the analysis performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analysis. In addition, as described above, the Bear Stearns opinion was one among several factors taken into consideration by the Board in making its determination to approve the Questor Transaction.

         Historical Stock Price Performance of the Company. Bear Stearns reviewed the trading volume and price history of the Company's Common Stock on the NASDAQ for the period from

September 14, 1995 through May 30, 2001. Bear Stearns also reviewed the relationship between movements in the closing prices of the Company's Common Stock, the S&P 500 Index and an index of other selected comparable companies (see "Comparable Company Analysis" below) for the period from May 30, 2000 through May 30, 2001 and for the period from May 30, 1996 through May 30, 2001. Bear Stearns noted that the Company's Common Stock underperformed the S&P 500 Index for the period from May 30, 2000 to May 30, 2001 and for the period from May 30, 1996 through May 30, 2001. Additionally, Bear Stearns noted that the Company's Common Stock underperformed the index of other selected comparable companies for the period from May 30, 2000 to May 30, 2001 and for the period from May 30, 1996 through May 30, 2001.



         Comparative Theoretical Discounted Cash Flow Analysis of the Pro Forma Projections versus the Standalone Projections. Bear Stearns reviewed certain operating and financial information, including the Standalone Projections and the Pro Forma Projections. Bear Stearns performed theoretical discounted cash flow analyses for the Company using the Standalone Projections and the Pro Forma Projections in order to determine ranges of equity values per share for the Company for comparative purposes.


         The theoretical discounted cash flow analysis using the Standalone Projections assume the Preferred Stock Issuance, the Bank Restructuring, the 2001 Revolving Credit Facility and the related transactions are not consummated and no other comparable transaction is entered into by the Company and the Company could not install the HDS unit. In performing its theoretical discounted cash flow analysis, Bear Stearns calculated after-tax cash flows for the three year period commencing August 1, 2001, and ending on July 31, 2004. The Company's after-tax cash flows under the Standalone Projections were reduced to present value using annual discount rates ranging from 13.0% to 17.0%. Because the Company's earnings are subject to substantial cyclical swings, Bear Stearns used "normalized" terminal year cash flows to value the business for the period ending July 31, 2004 . Bear Stearns utilized the Company's estimate of $30.0 million, representing a normalized level of projected earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, to reflect the earnings potential of the business in a non-peak, non-trough year. Bear Stearns calculated a terminal value for the Company by applying to the Company's normalized terminal-year EBITDA of $30.0 million, a range of enterprise value/latest twelve months ("LTM") EBITDA multiples of 4.0x to 5.0x. Computations pursuant to this analysis resulted in an implied reference range for the equity value of the Company of approximately ($2.52) per share to $0.81 per share with a midpoint of ($0.93) per share.

         Bear Stearns noted that management informed it that the Standalone Projections could not be achieved without a capital infusion because, as of July 31, 2001, outstanding borrowings and letters of credit would exceed the availability under the 1997 Revolving Credit Facility and, as of July 31, 2002, outstanding borrowings alone would exceed availability under the 1997 Revolving Credit Facility.

         The theoretical discounted cash flow analysis using the Pro Forma Projections assume that the Preferred Stock Issuance, the Bank Restructuring, the 2001 Revolving Credit Facility and the related transactions are consummated. In addition, the Company's assumptions for the Pro Forma Projections include that the Company would spend $25.0 million in fiscal 2002 to complete the installation of the HDS unit and, as a result, generate incremental annual EBITDA of $10.0 million beginning in fiscal 2003. In performing its theoretical discounted cash flow analysis, Bear Stearns calculated after-tax cash flows for the three year period commencing August 1, 2001, and ending on July 31, 2004. The after-tax cash flows under the Pro Forma Projections were similarly discounted to present value using discount rates ranging from 13.0% to 17.0% and enterprise value/LTM EBITDA multiples of 4.0x to 5.0x. Bear Stearns utilized the Company's estimate of $40.0 million, representing a normalized level of projected EBITDA to reflect the earnings potential of the business in a non-peak, non-trough year (assuming the HDS unit were installed). This analysis resulted in an implied reference range for the equity value of the Company of approximately $0.82 per share to $1.18 per share with a midpoint of $0.99 per share.


         Bear Stearns noted that the implied reference range for the equity value of the Company resulting from a theoretical discounted cash flow analysis using the Standalone Projections was lower than the implied reference range for the equity value of the Company resulting from a theoretical discounted cash flow analysis using the Pro Forma Projections.


         Bear Stearns noted that a theoretical discounted cash flow analysis is highly dependent on growth rates and margin assumptions relating to the underlying projections and that such projections are difficult to forecast due to the rapidly changing nature of the Company's business plan and the capital markets climate. Consequently, Bear Stearns observed that the resulting discounted cash flow valuation is inherently theoretical due to the difficulty in forecasting projected operating results as well as assumptions relating to, among other factors, availability of sufficient capital, cost of such capital and assessing enterprise value/LTM EBITDA multiples in the final year of the projection period.


         Analysis of Incremental Value Attributed to the Rights. Bear Stearns then calculated the incremental value attributable to the Rights to existing stockholders, based on a range of selected per share equity values from $0.94 (calculated using a 4.25x enterprise value/LTM EBITDA multiple and a 15.0% discount rate) to $1.05 (calculated using a 4.75x enterprise value/LTM EBITDA multiple and a 15.0% discount rate) which were implied by the theoretical discounted cash flow analysis of the Pro Forma Projections. Based on a value of $0.94 for a share of Common Stock, this analysis resulted in an implied reference range for the incremental value attributable to the Rights of approximately $0.07 per outstanding share of Common Stock assuming 50% of the Rights are exercised and $0.14 per share assuming 100% of the Rights are exercised. Based on a value of $1.05 for a share of Common Stock, this analysis resulted in an implied reference range for the incremental value attributable to the Rights of approximately $0.13 per outstanding share of Common Stock assuming 50% of the Rights are exercised and $0.26 per share assuming 100% of the Rights are exercised.


         Calculation of Effective Change of Control Price per Share and Multiples. In its calculation of the change of control price, Bear Stearns considered each aspect of the Preferred Stock Issuance, the Bank Restructuring, the 2001 Revolving Credit Facility and the related transactions. Based on the proposed terms of the aforementioned transactions, Bear Stearns calculated an effective change of control price per share of $0.93 (assuming 0% of the Rights in the Rights Offering are subscribed). Assuming 100% of the Rights in the Rights Offering are subscribed, the effective change of control price per share would be $0.95. Bear Stearns calculated an enterprise value/LTM EBITDA multiple of 8.7x at an effective change of control price per share of $0.93.

         Comparable Company Analysis. Bear Stearns analyzed historical and projected operating information, stock market performance data and valuation multiples and compared this data to that of certain publicly traded companies that Bear Stearns deemed to be generally comparable to the Company. It was determined by Bear Stearns that no companies participated in all of the Company's business segments. Therefore, Bear Stearns looked for comparable companies in each business segment with respect to growth, profitability and operations. Bear Stearns compared, among other things, (i) enterprise value/LTM revenue, (ii) enterprise value/LTM EBITDA, (iii) enterprise value/LTM earnings before interest and taxes, referred to as EBIT, and (iv) market value/LTM net income. All multiples were based on closing stock prices for the comparable companies on May 30, 2001 and the LTM period ended March 31, 2001 for the comparable companies and January 31, 2001 for the Company.



                          Comparable Trading Multiples


                                                          Enterprise Value/LTM                           Market
                                       -----------------------------------------------------------      Value/LTM
               Company                      Revenue             EBITDA                EBIT              Net Income
               -------                      -------             ------                ----              ----------
SGL Carbon AG                                1.09x               10.6x                22.2x           not meaningful
UCAR International, Inc                      1.68                 7.8                 11.1                 9.9x
Carbide Graphite Inc at Effective
   Change of Control Price Per Share (1)     0.64                 8.7            not meaningful       not meaningful

(1) Multiples are based on the effective change of control price per share of $0.93, assuming none of the Rights are exercised (see "Calculation of Effective Change of Control Price per Share and Multiples" above).


         Bear Stearns noted that it would be expected that the enterprise value/LTM revenue multiple implied by the Questor Transaction was below the range of enterprise value/LTM revenue multiples of the comparable companies because the Company has lower EBITDA, EBIT and net income margins than the comparable companies. Bear Stearns noted that the enterprise value/LTM EBITDA multiple implied by the Questor Transaction was within the range of enterprise value/LTM EBITDA multiples of the comparable companies. Bear Stearns was unable to calculate the enterprise value/LTM earnings before interest and taxes, referred to as EBIT, and equity value/LTM net income multiples implied by the Questor Transaction because the Company's LTM EBIT and LTM net income were both negative. In addition, Bear Stearns noted that the Company, in the absence of a capital infusion similar to that provided by the Questor Transaction and the related transactions, has a risk of not surviving the current cyclical trough, and therefore would not be expected to trade at the high end of the multiple range of any of the above metrics, which assume survival through the current cyclical trough.

         No company utilized in the peer group comparison is identical to the Company, and accordingly, Bear Stearns' analysis of comparable companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors which would necessarily affect the relative trading values of the Company and of the companies to which it was compared.

         Selected Mergers and Acquisition Transactions of Comparable Companies. There have been limited mergers and acquisitions involving companies comparable to the Company since the late 1980's because each of the Company's business segments is highly concentrated. Using publicly available information, Bear Stearns reviewed the purchase price and implied transaction multiples paid in two selected transactions. These transactions were deemed by Bear Stearns to be generally comparable to one or more of the Company's businesses with respect to business comparability, growth, profitability or relevant transaction size.


                 Comparable Merger and Acquisition Transactions


Target Company                           Acquiring Company                           Announcement Date
--------------                           -----------------                           -----------------
UCAR International, Inc                  Blackstone Capital Partners II              11/16/1994
Poco Graphite, Inc                       Whitney and Co.                             11/13/2000


         Bear Stearns compared, among other things, (i) enterprise value/LTM revenue and (ii) enterprise value/LTM EBITDA. Data for each transaction was based on the most recently available data prior to or as of the announcement date of each transaction.



                 Comparable Merger and Acquisition Transactions



                                                                 Enterprise Value/LTM
                                           ------------------------------------------------------------------
               Transaction                             Revenue                           EBITDA
               -----------                             -------                           ------
UCAR International, Inc                                 1.71x                             6.7x
Poco Graphite, Inc                                       1.60                              5.3
Carbide Graphite, Inc at Effective
   Change of Control Price Per Share (1)
                                                         0.64                              8.7



(1) Multiples are based on the effective change of control price per share of $0.93, assuming none of the Rights are exercised (see "Calculation of Effective Change of Control Price per Share and Multiples" above).


         Bear Stearns noted that the enterprise value/LTM revenue multiple implied by the Questor Transaction was below the range of enterprise value/LTM revenue multiples of the comparable transactions because the Company has lower EBITDA margins than the target companies. The enterprise value/LTM EBITDA multiple implied by the Questor Transaction was above the range of the enterprise value/LTM EBITDA multiples of the comparable transactions.

         Bear Stearns noted that the Company operates in a cyclical industry, and therefore its revenues and earnings tend to fluctuate significantly based on certain economic trends. As a result, the Company's trading multiples generally tend to be higher during trough years and lower during peak years. Bear Stearns, therefore, considered the exposure that both of the target companies have to economic cycles and the overall business climate in which the comparable transactions took place. Bear Stearns noted that both of the transactions were consummated at enterprise value/LTM EBITDA multiples below the Questor Transaction. The UCAR International, Inc. transaction, however, took place in a non-trough year while the Questor Transaction would occur in a trough year and, therefore, it is expected that the enterprise value/LTM EBITDA multiple implied by the Questor Transaction would be higher. Poco Graphite does not produce graphite electrodes for the steel industry and, therefore, is not subject to the cyclical trends associated with the steel industry. As a result, it is expected that the enterprise value/LTM EBITDA multiple implied by the Questor Transaction would be higher, assuming consummation in a trough year.

         Bear Stearns noted that none of the transactions reviewed were identical to the Questor Transaction. Bear Stearns further noted that the analysis of merger and acquisition transactions of comparable companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of the Company as compared to the acquisition value of any other comparable company in general and the transactions above in particular.


         Valuation of the Company's Unaffected Stock Price Absent a Transaction. As part of its review and analysis, Bear Stearns estimated the potential effects on the Common Stock of the Company of not completing the Questor Transaction or another comparable transaction, in light of the Company's recent operating performance. In arriving at its conclusion, Bear Stearns considered the following factors, among others: (i) the Company has recorded declining revenues, operating cash flow and net losses during the past fiscal year and for the nine months ended April 30, 2001, and Bear Stearns has been informed by management that the Company's financial prospects for the full fiscal year 2001 remain negative; (ii) management believes that a substantial risk exists that the Company will be unable to continue to obtain future waivers of the defaults under the 1997 Revolving Credit Facility and that the Company will be unable to obtain, on reasonable terms, financing necessary to replace the 1997 Revolving Credit Facility; (iii) public equity valuations are generally negatively impacted when companies exhibit lack of growth or generate negative earnings surprises; and (iv) the absence of an alternative transaction that could be accomplished on a timely basis.


         Bear Stearns noted that it believed that, since the public disclosure in December 2000 that the Company had engaged Bear Stearns to raise capital and/or sell all or a portion of its businesses, the Company's stock price has reflected the market's anticipation of a transaction which would result in either a change of control transaction and/or an infusion of capital. Bear Stearns also noted that the Company's Common Stock has been thinly traded and that, for the period from May 16, 2001 to May 30, 2001, the average daily trading volume was approximately $0.02 million. As a result, the daily closing price of the Company's Common Stock during this period fluctuated as much as 28.1% on minimal trading volume. Based on these considerations, Bear Stearns estimated that the Company's Common Stock would have traded in a range of $0.25 to $0.80 per share if the market were not anticipating that a transaction will occur in the near term and focused on the Company's recent financial performance and the lack of strategic alternatives.


         Overview of Precedent Investment Transactions. Bear Stearns analyzed and summarized eight precedent investment transactions in which private investors purchased significant equity stakes directly from publicly traded corporations and were granted certain rights, including representation on the board of directors of the issuing corporation. These eight transactions were (i) the investment by Haas Wheat & Harrison Incorporated in Playtex Products, Inc.,
(ii) the investment by Kohlberg Kravis Roberts & Co. in TW Holdings, Inc., (iii) the investment by E.M. Warburg Pincus Ventures, L.P. in Western Publishing Group, Inc., (iv) the investment by Oak Hill Capital Partners, L.P. in American Skiing Company, (v) the investment by Francisco Partners, L.P. in marchFIRST, Inc, (vi) the investment by Qwest Communications International, Inc. in Advanced Radio Telecom Corp, (vii) the investment by XL Insurance Ltd., First Union Merchant Banking 2001 LLC, High Ridge Capital Partners II L.P., Taracay Investors Company and Century Capital Partners II L.P. in Mutual Risk Management Ltd., and (viii) the investment by Explorer Holdings, L.P. in Omega Healthcare Investors, Inc. (collectively, the "Precedent Investment Transactions").



         Bear Stearns observed that the Precedent Investment Transactions involved recapitalizations of eight publicly traded corporations in which private investors made meaningful equity investments, that the proceeds of these investments were used for the purpose of decreasing the leverage and/or growing the business and that the existing shareholders of these corporations continued to have equity stakes in them. Bear Stearns further observed that the private equity investors obtained certain rights in connection with the investments, including, in some cases, gaining control of the board of directors.


         Bear Stearns noted that none of the Precedent Investment Transactions were identical to the Questor Transaction and that, accordingly, any comparative analysis of the Precedent Investment Transactions necessarily involves complex considerations and judgments concerning differences in transaction structures, financial and operating characteristics of the issuing corporation and other factors. Bear Stearns considered such differences to be sufficiently material to make the results of the Precedent Investment Transactions of limited utility in reaching the conclusions set forth in its opinion. Notwithstanding the numerous and significant differences between the Questor Transaction and the Precedent Investment Transactions, this analysis provided some of the background for evaluating certain of the structural, corporate governance and financial aspects of the Preferred Stock Issuance and was provided to the Board for its use in evaluating some of the qualitative aspects of the Preferred Stock Issuance.


OTHER CONSIDERATIONS


         The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The Bear Stearns fairness opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinion. Bear Stearns did not form any opinions as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In performing its analyses, Bear Stearns, at the Company's direction and with the Company's consent, made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Bear Stearns and the Company. Any assumed estimates implicitly contained in Bear Stearns' opinion or relied upon by Bear Stearns in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of a business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold.

         Bear Stearns was retained by the Company based upon its qualifications, experience and expertise. Bear Stearns is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estates, corporate and other purposes. In the ordinary course of business, Bear Stearns has actively traded the equity securities of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. On January 9, 2001, Bear Stearns acquired for its own account 1,720,000 shares of Common Stock of the Company in an unsolicited transaction with a stockholder of the Company. As of May 31, 2001, Bear Stearns beneficially owned 1,406,692 shares of Common Stock.


         Pursuant to engagement letters between Bear Stearns and the Company, the Company agreed to pay to Bear Stearns a total fee of $4.55 million, with $1.5 million payable to Bear Stearns upon its rendering of its fairness opinion to the Company's Board of Directors. In addition, the Company agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with the services rendered by it pursuant to the engagement letters, including the fees and disbursements of its legal counsel and of other consultants and advisors retained by Bear Stearns. The Company has also agreed to indemnify Bear Stearns against specific liabilities in connection with its engagement, including liabilities under the federal securities laws.


WHAT PROJECTIONS WERE UTILIZED BY THE BOARD AND PROVIDED TO THE COMPANY'S FINANCIAL ADVISOR IN REVIEWING THE QUESTOR TRANSACTION AND HOW RELIABLE ARE SUCH PROJECTIONS?


         In connection with its financial advisory services rendered to the Company, Bear Stearns utilized certain financial projections prepared by management in March 2001 that assumed varying projected rates of sales and EBITDA growth. These assumptions were based on historical and current levels of raw material costs and product pricing, industry information related to customer operating and demand rates and general economic trends and indicators. As used herein, EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Management believes that EBITDA is an appropriate measure of the Company's ability to service its cash requirements. Depreciation and amortization included in the computation of EBITDA include amortization of certain intangibles. EBITDA is not presented as a measure of operating results under generally accepted accounting principles ("GAAP") and should not be confused with earnings determined in accordance with GAAP. Moreover, because all companies and analysts do not calculate EBITDA in the same fashion, such measure may not be comparable to similarly titled measures reported by other companies.


         In May 2001, the Company prepared revised sets of financial projections, taking into account changes in the Company's financial condition and prospects since March 2001. One set of projections assumed that no extraordinary transaction (such as the Questor Transaction) would occur (the "Standalone Projections") and the other set assumed that the Questor Transaction and the related transactions would occur (the "Pro Forma Projections"). These projections, which Bear Stearns relied on to render its fairness opinion, and which the Board of Directors considered in approving the Questor Transaction at the June 1, 2001 meeting and which were provided to the Questor Investors, are summarized below.


         In order for the Standalone Projections to be achieved, the Company would require a capital infusion because as of July 31, 2001 outstanding borrowings and letters of credit will exceed the availability under the 1997 Revolving Credit Facility and as of July 31, 2002 outstanding borrowings alone will exceed the availability under the 1997 Revolving Credit Facility. It is unlikely that the Company will be able to obtain any such capital infusion, other than that to be provided as part of the Questor Transaction. Furthermore, in the current capital markets environment there exists a risk that the Company would be unable to obtain continued waivers of the defaults under the 1997 Revolving Credit Facility and that, absent the Questor Transaction or other cash infusion, the Company would be unable to obtain, on reasonable terms, financing necessary to replace the 1997 Revolving Credit Facility.

                             STANDALONE PROJECTIONS
                                 (IN THOUSANDS)


                                                        FY01           FY02           FY03          FY04
                                                      FORECAST       FORECAST       FORECAST      FORECAST
                                                      --------       --------       --------      --------
Sales ...........................................     $188,274       $213,672       $225,779      $232,176
Cost Of Goods Sold ..............................      186,885        192,817        194,306       195,491
                                                      --------       --------       --------      --------
  Gross Profit ..................................        1,390         20,855         31,473        36,685

SG&A ............................................       12,020         11,541         11,967        12,145
                                                      --------       --------       --------      --------
  Operating (Loss) Income .......................      (10,630)         9,314         19,506        24,540

Interest Expense ................................       16,543         14,370         14,596        12,804
Other (Income) ..................................       (1,122)            --             --            --
                                                      --------       --------       --------      --------
(Loss) Income Before Taxes ......................      (26,052)        (5,056)         4,910        11,736

(Benefit From) Provision For Income Taxes .......                                                        .
                                                        (9,118)        (1,840)         1,768         4,225
                                                      --------       --------       --------      --------
Net (Loss) Income From Continuing Operations ....     $(16,934)      $ (3,216)      $  3,143      $  7,511
                                                      ========       ========       ========      ========

EBITDA ..........................................     $  5,485       $ 23,499       $ 32,946      $ 36,596
                                                      ========       ========       ========      ========




         The forecast above assumes compounded average annual sales growth of approximately 3% from those achieved in Fiscal 2000, achieved primarily through increased sales volumes and improved selling prices for both graphite electrodes and needle coke. The forecast also assumes a greater mix of sales of graphite electrodes to NAFTA markets, consistent with the Company's strategy to increase sales and marketing efforts to these markets. Oil costs to be incurred in the production of needle coke are forecasted to stabilize at current levels (approximately $25.00 per barrel). Production and operating costs were assumed to increase at a compounded annual net rate of approximately 2.0%, recognizing some improvement in cost structure through the Company's various cost improvement initiatives. Interest expense was forecasted at the Company's current borrowing rate of 10.0%. Income taxes were forecasted at the Company's current effective rate of 35%. The forecast does not include the potential increase in profitability due to the completion of the HDS project at the Company's needle coke facility. The Company will not be able to complete the HDS project if the Questor Transaction is not consummated.

                              PRO FORMA PROJECTIONS
                                 (IN THOUSANDS)


                                                    FY01           FY02           FY03          FY04
                                                  FORECAST       FORECAST       FORECAST      FORECAST
                                                  --------       --------       --------      --------
Sales .......................................     $188,274       $213,672       $225,779      $232,176
Cost Of Goods Sold ..........................      186,885        192,817        185,306       186,491
                                                  --------       --------       --------      --------
  Gross Profit ..............................        1,390         20,855         40,473        45,685

SG&A ........................................       12,020         12,541         12,967        13,145
                                                  --------       --------       --------      --------
  Operating (Loss) Income ...................      (10,630)         8,314         27,506        32,540

Interest Expense ............................       16,543          6,797          6,928         5,630
Other (Income) ..............................       (1,122)            --             --            --
                                                  --------       --------       --------      --------
(Loss) Income Before Taxes ..................      (26,052)         1,517         20,578        26,910

(Benefit From) Provision For Income Taxes....       (9,118)           526          7,408         9,688
                                                  --------       --------       --------      --------
Net (Loss) Income From Continuing
Operations ..................................      (16,934)           991         13,170        17,222

Preferred Stock Dividends ...................           --          8,158          9,182        10,334
                                                  --------       --------       --------      --------
Net (Loss) Income Available For Holders
of Common Stock .............................     $(16,934)      $ (7,167)      $  3,988      $  6,888
                                                  ========       ========       ========      ========

EBITDA ......................................     $  5,485       $ 22,499       $ 41,946      $ 45,596
                                                  ========       ========       ========      ========



         The Pro Forma Projections are based on the same operating assumptions as the Standalone Projections described above. In addition, the Pro Forma Projections give effect to the Private Placement, the investment by Mr. Balser, the Rights Offering, the Bank Restructuring and the 2001 Revolving Credit Facility and assume that: (i) the Company has access to $25.0 million in capital to complete the installation of the HDS unit in fiscal 2002, which is depreciated over twenty-five years beginning in fiscal 2003; (ii) the Company has incremental annual EBITDA of $10.0 million beginning in fiscal 2003 as a result of the HDS unit; (iii) the Company pays to Questor an annual management fee of $1.0 million in fiscal 2002 through fiscal 2004 and (iv) the preferred dividend is calculated at 12% per annum, payable quarterly, all dividends are paid in stock and the entire Additional Purchase is made on July 31, 2004.


         The projections described herein were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections are included herein upon the advice of the Company's counsel only because such information was provided to the Board, Bear Stearns and the Questor Investors. The projections are subjective in many respects and thus susceptible to various interpretations and periodic revisions based on actual experience and business developments. While presented with numeric specificity, the projections are based upon numerous estimates and assumptions that are inherently subject to significant business, economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Certain assumptions on which the projections were based related to the achievement of strategic goals, objectives and targets over the applicable periods that are more favorable than historical results. There can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections.

         The projections included in this Proxy Statement have been prepared by the Company's management. However, none of the Company, the Questor Investors, Bear Stearns or PWC assumes any responsibility for the accuracy thereof. PWC has neither examined nor compiled the accompanying projections and, accordingly, PWC does not express an opinion or any other form of assurance with respect thereto. The PWC report included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2000, which is incorporated herein by reference, relates to the Company's historical financial information; it does not extend to the prospective financial information and should not be read to do so. The inclusion of the projections should not be regarded as an indication that the Company, the Questor Investors, Bear Stearns, PWC or any other person who received such information considers it an accurate prediction of future events.

         The projections constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated by such projections, including the occurrence of unanticipated events or circumstances relating to the fact that the Company is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include ongoing liquidity and cash needs, the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological and other risks, costs and delays associated with the start-up and operation of major capital projects and corporate restructurings, changing governmental regulations, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise the projections, whether as a result of new information, future events, or otherwise.

WHAT ARE THE COMPONENTS OF THE QUESTOR INVESTMENT?


         If the stockholder approvals required hereunder are obtained at the Meeting, the Questor Investment will take place in three stages: the Private Placement, the Rights Offering (defined below), and the Additional Purchase. First, the Company and the Questor Investors will enter into the Purchase Agreement, pursuant to which the Questor Investors will purchase 980,000 shares of Series B-1 Convertible Preferred at $50.00 per share (the Private Placement), and the Company and Mr. Balser will enter into the Balser Purchase Agreement, pursuant to which Mr. Balser will purchase 20,000 shares of Series B-1 Convertible Preferred at $50.00 per share. After consummation of the Private Placement, the Company will commence a rights offering to its existing common stockholders (the "Rights Offering"). The Company plans to distribute on a pro rata basis to all its common stockholders as of the record date for the Rights Offering, the right to purchase an aggregate of 300,000 shares of Series B-1 Convertible Preferred at a price of $50.00 per share. The Questor Investors have agreed to "back-stop" the Rights Offering by purchasing all shares of Series B-1 Convertible Preferred not subscribed for by the other stockholders, subject to a maximum total additional investment by the Questor Investors of $15 million (see "What Are the General Terms of the Rights Offering?"). Finally, under the terms of the Purchase Agreement, the Questor Investors will be granted an option to purchase 500,000 shares of

Additional Convertible Preferred for $50.00 per share within three years following the Private Placement.


WHAT ARE THE GENERAL TERMS OF THE PURCHASE AGREEMENT, THE CONSULTING AGREEMENT AND THE INDEMNIFICATION AGREEMENT?


         The following summarizes certain terms of the Purchase Agreement, the Consulting Agreement between Questor and the Company (the "Consulting Agreement") and the Indemnification Agreement among Questor, the Questor Investors and the Company (the "Indemnification Agreement"). This summary is qualified in its entirety by reference to these documents. We have attached the Purchase Agreement, the Consulting Agreement and the Indemnification Agreement as Exhibits E, F and G, respectively, for your convenience and encourage you to read each of these documents. Note that even though the Consulting Agreement and the Indemnification Agreement are integral components of and conditions to the Purchase Agreement, separate stockholder approval thereof is not required by the Purchase Agreement or otherwise and is not being sought.


         Pursuant to the Purchase Agreement, the Company has agreed to issue 980,000 shares of Series B-1 Convertible Preferred to the Questor Investors for an aggregate purchase price of $49 million (the "Purchase Price"). The purchase and issuance of the Series B-1 Convertible Preferred in connection with the Private Placement will take place at a closing (the "First Closing") to be held promptly following the satisfaction of certain conditions to the First Closing or at such other date as the parties may mutually agree (the "First Closing Date"). (The Company has also agreed to issue 20,000 shares of Series B-1 Convertible Preferred to Mr. Balser on the First Closing Date. See "What Are the Terms of the Investment by Paul F. Balser?") At the First Closing Date, subject to the terms and conditions of the Purchase Agreement, the Company will deliver to the Questor Investors 980,000 shares of Series B-1 Convertible Preferred in exchange for the Purchase Price.


         Also pursuant to the Purchase Agreement, the Questor Investors have the option (the "Option") to purchase at one or more times (but not to exceed four times) up to an aggregate of 500,000 shares of Additional Convertible Preferred at a price of $50.00 per share (the "Option Shares") within three years following the Private Placement. The shares of Additional Convertible Preferred will contain the same terms as the shares of Series B-1 Convertible Preferred except that the conversion ratio will reflect an increase from the initial $1.087 conversion price of 2% per quarter from the First Closing Date, subject to antidilution adjustments in the event of any stock splits, stock dividends, recapitalizations and the like.



         The Purchase Agreement contains customary representations and warranties regarding the Company's corporate status, financial statements and filings with the Securities and Exchange Commission, operations, the absence of any material adverse effect on the business, condition (financial or otherwise), properties, profitability, results of operations or prospects of the Company and its subsidiaries, taken as a whole, and other matters, including but not limited to the Board of Directors taking all necessary action to approve the Questor Transaction and any subsequent sales of shares to Questor Investors for purposes of Section 203 of the Delaware General Corporation Law, which deals with board approval for business combinations with interested stockholders. The Purchase Agreement also contains customary covenants regarding the operations of the Company prior to the First Closing Date and prior to the closing of the Back-Stop Commitment and the Additional Purchase.


         The First Closing is subject to, among other conditions, your approval of the issuance of the Convertible Preferred to the Questor Investors. Based on its evaluation of the Questor Transaction, the Board of Directors has recommended that the Company's stockholders vote for the issuance to the Questor Investors of the Convertible Preferred. In the event that the Company does not obtain stockholder approval, neither the Questor Investors nor the Company is required to consummate the Questor Transaction.


         The Convertible Preferred issued or to be issued to the Questor Investors pursuant to the Private Placement, the Back-Stop Commitment and the Additional Purchase will be issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will, therefore, be subject to transfer restrictions imposed by the Securities Act. However, pursuant to the Purchase Agreement, the Company has granted the Questor Investors certain rights to require the Company to register the Common Stock issuable upon conversion of the Convertible Preferred for resale in the future. See "What Registration Rights will the Questor Investors Have?" below.


         Pursuant to the Consulting Agreement, Questor has agreed to provide certain consulting, management and advisory services to the Company. As compensation for the Consulting Services (as defined below), the Company will pay Questor a fee of $1,000,000 per year, payable in quarterly installments of $250,000 in arrears, together with Questor's reasonable out-of-pocket expenses. The Consulting Services include without limitation: (i) strategic planning services, (ii) meetings with the Company's officers, managers and other personnel regarding operations and productivity, (iii) development of organizational structure, (iv) assistance with recruitment of personnel, (v) attendance at meetings with the Company's customers and potential customers,
(vi) attending meetings with the Company's suppliers and potential suppliers,
(vii) reviewing financial aspects of the Company's businesses, including financial analysis, projections and budgeting, (viii) negotiation of credit terms with vendors and other financing arrangements, and (ix) providing Questor-designated personnel to serve as directors or officers of the Company, its subsidiaries and affiliates (collectively, the "Consulting Services"). Note that because Mr. Ramaekers, one of the Questor designees to the Board, is not an employee of Questor, he will be compensated as an outside director for his services rendered as a director.



         Unless terminated earlier by mutual agreement, the Consulting Agreement shall continue for so long as the Questor Investors hold at least 25% of the aggregate of (i) the number of shares of Common Stock issued and outstanding pursuant to the conversion of the shares of Convertible Preferred issued under the Purchase Agreement, and (ii) the number of shares of Common Stock as are issuable upon conversion of the outstanding shares of Convertible Preferred issued under the Purchase Agreement. The Consulting Agreement will also terminate upon a merger by the Company with another entity unless the stockholders of the Company immediately prior to the consummation of such merger hold at least 50% of the shares of the surviving entity in such merger immediately after the consummation thereof.


         Pursuant to the Indemnification Agreement, the Company will indemnify the Questor Investors, Questor and their respective affiliates, together with each other director and officer of the Company from time to time ("Indemnitees), to the fullest extent permitted by applicable law (but subject to certain limitations set forth in the Indemnification Agreement), from and against any and all claims, obligations, liabilities, proceedings, investigations, losses, damages, fees and expenses, arising out of or in connection with (i) applicable securities laws, (ii) any other action or failure to act of the Company, (iii) Questor's performance of management consulting, monitoring, financial advisory or other services for the Company (including under the Consulting Agreement), (iv) the fact that the Indemnitee is or was a shareholder, director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of or advisor or consultant to another other enterprise or (v) any breach or alleged breach by the Indemnitee of his duty as a director or officer of the Company or any of its subsidiaries. If for any reason the indemnity provided for is unavailable or is insufficient to hold harmless any Indemnitee, the Company will be obligated to contribute to the amount paid or payable by the Indemnitee as a result of such obligation in accordance with the terms of the Indemnification Agreement.


WHAT CONDITIONS ARE THERE TO CLOSING THE QUESTOR TRANSACTION?

         The obligations of both the Questor Investors and the Company under the Purchase Agreement are subject to the satisfaction or waiver of certain conditions, including the following:

         o the Company shall have obtained all consents, permits, approvals and waivers and made all filings that are necessary or appropriate, and there shall be no legal proceedings that would prevent the Questor Transaction; and


         o the Company's stockholders shall have approved Proposals 4 and 5 in addition to this Proposal 3.


         The obligations of the Questor Investors under the Purchase Agreement are also subject to the satisfaction or waiver of certain other conditions, including the following:

         o the Company shall have obtained all necessary consents or amendments under the 1997 Revolving Credit Facility (see "What Is the Background of and the Board's Reasons for Pursuing the Questor Transaction?");

         o the correctness of the representations and warranties of the Company contained in the Purchase Agreement in all material respects as of the date of the Purchase Agreement and at the time of the closing of the Private Placement and the Back-Stop Commitment, and the performance by the Company in all material respects of all obligations and conditions required to be performed or observed on or prior to such closings;

         o the absence of any material adverse change in the business, condition (financial or otherwise), properties, profitability, results of operations or prospects of the Company and its subsidiaries, taken as a whole, after the date of signing of the Purchase Agreement;

         o the approval of the Questor Transaction by the Company's Board of Directors and stockholders, as may be required under applicable law or otherwise, including appropriate waivers under Section 203 of the Delaware General Corporation Law;

         o the receipt by the Company of resignations from those of its current directors requested by the Questor Investors and the election of those directors designated by the Questor Investors;

         o    the termination of the Company's Rights Plan;


         o the restructuring of the Company's 1997 Revolving Credit Facility and the closing of the 2001 Revolving Credit Facility, which would provide for a minimum of at least $60.0 million of availability (less any outstanding loans thereunder) for four years (assuming no material changes in the Company's accounts receivable and inventories from the First Closing Date), which may be fully drawn by the Company at any time without triggering any event of default due to the lack of any additional remaining availability under its terms, each on terms and conditions reasonably satisfactory to the Questor Investors;


         o the Company's indebtedness, plus any decrease in the Company's net working capital (as of the close of the month that is at least five days prior to the closing of the Private Placement) from the Company's net working capital as of April 30, 2001, must be less than $141.7 million;

         o the Company must have executed the Consulting Agreement and the Indemnification Agreement; and

         o the environmental representations and warranties contained in the Purchase Agreement must be true and correct, except for such breaches that are not reasonably likely to result in losses, claims, damages or liabilities in the aggregate exceeding $2.0 million (with no such loss, claim, damage or liability being counted toward the $2.0 million unless it individually exceeds $0.1 million).

HOW IS THE COMPANY'S RIGHTS PLAN BEING TERMINATED?

         A condition of the Purchase Agreement requires that the rights under the Company's Rights Agreement dated as of May 21, 1999 between the Company and State Street Bank and Trust Company (the "Rights Plan") be terminated so that neither the entering into of the Purchase Agreement nor any of the transactions contemplated by the Purchase Agreement trigger the operation of the Rights Plan or result in the distribution of separate rights certificates, the occurrence of a "Distribution Date" or a "Stock Acquisition Date" or Questor or any of its affiliates being deemed to be an "Acquiring Person." A "Distribution Date" occurs upon the earlier of 10 days following the public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of Common Stock, or 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 25% or more of such outstanding shares of Common Stock. The Board of Directors approved this termination at the same time it approved the Purchase

Agreement. The Company has received written consent from State Street Bank and Trust Company to the termination of the Rights Plan. No significant costs will be incurred by the Company in connection with such termination.


WHAT ARE THE TERMS OF THE INVESTMENT BY PAUL F. BALSER?


         At the same time as the Private Placement, Paul F. Balser, a current director of the Company, will invest $1 million in the Company for 20,000 shares of Series B-1 Convertible Preferred on substantially the same terms as the Questor Investors' purchase of Series B-1 Convertible Preferred pursuant to the Private Placement. Mr. Balser will be entitled to continue to serve on the Company's Board of Directors for so long as he and any permitted assigns continue to own at least 51% of the Series B-1 Convertible Preferred originally issued to him. The purchase will be pursuant to the Balser Purchase Agreement, which will contain substantially the same terms and conditions as the Purchase Agreement, except that Mr. Balser will not be entitled to receive any termination fee in any circumstance where the transactions are not consummated. (See "What Fees and Expenses Are Involved in the Questor Transaction?") Mr. Balser will participate in the registration rights granted to the Questor Investors as if he were a Questor Investor.


         The Questor Investors and Mr. Balser have entered into a Shareholders Agreement pursuant to which Mr. Balser will (i) be permitted to purchase up to one-fiftieth (1/50) of the aggregate number of Option Shares (rounded to the nearest whole number) proposed to be purchased upon exercise of the Option by the Questor Investors under the Purchase Agreement; (ii) have the right to transfer a pro rata portion of Company securities owned by him upon any transfer by the Questor Investors of all or any portion of their Company securities, other than transfers by the Questor Investors to certain of their affiliates or related parties or to the public; and (iii) be obligated to sell a pro rata portion of Company securities owned by him upon the sale by the Questor Investors of 51% or more of the Company securities held collectively by them to any third party buyer in an arms-length transaction, other than sales by the Questor Investors to certain of their affiliates or related parties or to the public.

WHAT REGISTRATION RIGHTS WILL THE QUESTOR INVESTORS HAVE?


         The Questor Investors will have the ability to request that the Company register all of their shares of Convertible Preferred and shares of Common Stock issuable upon conversion of shares of Convertible Preferred under certain circumstances. The Company has agreed that, upon written request from the holders of more than 25% of the outstanding shares of Convertible Preferred (or shares of Common Stock issued upon conversion of the Convertible Preferred), it will from time to time after six (6) months from the closing of the Private Placement file and thereafter use its reasonable best efforts to cause to become effective up to three registrations on a form other than Form S-3 and up to four registrations on Form S-3 covering the Convertible Preferred and Common Stock issued or issuable upon conversion of the Convertible Preferred, as more fully described in the Purchase Agreement. The Company further agreed to provide the Questor Investors with certain "incidental," or "piggyback," registration rights, subject to rights of the Company's underwriters to "cut back" the number of shares to be included in such registrations in view of market conditions.

         The Company's existing stockholders who subscribe for shares of Convertible Preferred pursuant to the Rights Offering will not need registration rights because their shares will already be registered pursuant to a registration statement to be filed by the Company prior to such issuance.


         The registration rights described above will enable the Questor Investors to cause the Company to file a registration statement with respect to all of their capital securities of the Company as soon as six (6) months following the closing of the Private Placement. Any registration of securities or subsequent sale of securities by the Questor Investors could have the effect of depressing the market value of the Company's common stock and/or making it more difficult for other holders of the Company's common stock to dispose of their shares in the market.


HOW CAN THE PURCHASE AGREEMENT BE TERMINATED?


         The Purchase Agreement can be terminated by: (i) the mutual written consent of the Questor Investors and the Company; (ii) either the Questor Investors or the Company, if the First Closing has not occurred on or before October 31, 2001 (an "Expiration Date Termination"); (iii) either the Questor Investors or the Company, if stockholder approval of the Questor Transaction is not obtained, or if the Meeting has not been held by September 15, 2001 and, in the Questor Investors' reasonable opinion, the Company has not used its commercially reasonable efforts to hold the Meeting by such time (a "Stockholder Meeting Termination"); (iv) unilaterally by either the Questor Investors or the Company, if the other fails to perform any material covenant or agreement in the Purchase Agreement in any material respect, and does not cure the failure in all material respects within 30 business days (a "Covenant Breach Termination"); (v) either the Questor Investors or the Company, if either is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction or other governmental entity from consummating the Questor Transaction and all means of appeal and all appeals from such order or injunction have been finally exhausted; (vi) the Questor Investors, if the Board withdraws or adversely modifies its recommendation that the stockholders approve the Purchase Agreement (a "Board Recommendation Termination"); or (vii) the Company, if the Board determines to enter into or consummate an alternative transaction that the Board, in accordance with the procedures set forth in the Purchase Agreement, determines is superior to the Questor Transaction (a "Superior Proposal Termination").


WHAT FEES AND EXPENSES ARE INVOLVED IN THE QUESTOR TRANSACTION?

         Upon the closing of the Private Placement, the Company will be required to pay a transaction fee of $2.5 million to Questor. If the Private Placement is not consummated as a result of the occurrence of any of the following events, the Company will be required to pay to the Questor Investors a termination fee in the amount of $3 million:

         o    the occurrence of a Superior Proposal Termination; or

         o the occurrence of (i) (A) an Expiration Date Termination or a Board Recommendation Termination or (B) at any time after a proposal for an alternative transaction has been made, a Stockholder Meeting Termination or (C) a Covenant

              Breach Termination by the Questor Investors, and (ii) within 12 months thereafter, any person completes a merger, consolidation or other business combination with the Company or any of its subsidiaries, or the purchase from the Company, any of its subsidiaries, or the stockholders of the Company, of 40% or more (in voting power) of the voting securities of the Company or of 40% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis.

         The Company also is obligated to reimburse the Questor Investors for their fees and expenses incurred in connection with the Questor Transaction upon consummation of the Questor Transaction and in certain other circumstances where the Purchase Agreement is terminated, other than as a result of a breach by the Questor Investors of their obligations thereunder. After consummation of the Private Placement, the Company will pay an annual $1 million consulting fee to Questor pursuant to the Consulting Agreement.


         As discussed above under "What Is the Opinion of the Company's Financial Advisor?", upon consummation of the Private Placement, the Company will be obligated to pay Bear Stearns a fee of approximately $4.55 million, plus certain out-of-pocket expenses, for its financial advisory services.


WHAT ARE THE PRINCIPAL TERMS OF THE CONVERTIBLE PREFERRED?

         The following summarizes certain rights and preferences of the Convertible Preferred. The summary is qualified in its entirety by, and you should read it in conjunction with, the complete terms and conditions contained in the Certificate of Designation attached hereto as Exhibit H.


         DIVIDENDS: Outstanding shares of Convertible Preferred will be entitled to receive dividends, in preference to all other capital stock of the Company, at the rate of 12% per annum, which will accrue and be cumulative from their original issue date. The dividends on the Convertible Preferred will accrue on each share from its issuance on a daily basis, whether or not earned or declared. Dividends will be payable quarterly, at the Company's option, either in the form of additional shares of Convertible Preferred or cash. The Convertible Preferred will also participate, on an as-converted basis, with the Common Stock in any dividends that may be declared and paid after the payment of preferential dividends. The Company expects the loan documentation governing its new $50 million term loan facility and the 2001 Revolving Credit Facility to contain certain restrictive covenants. Such restrictions will likely limit or prohibit, among other things, the ability of the Company to pay cash dividends on shares of Convertible Preferred. Any dividends, if paid in the form of additional shares of Convertible Preferred, will result in further dilution to the existing holders of Common Stock.



         LIQUIDATION PREFERENCE: In the event of the Company's liquidation, dissolution or winding up or the occurrence of certain bankruptcy or insolvency events, and there being assets or funds available for distribution to the stockholders of the Company, the holders of the Convertible Preferred will receive, in preference to the holders of any other Company capital stock, an amount equal to the investment value per share ($50.00) of each share of Convertible Preferred plus any accrued but unpaid dividends, and will share ratably in any remaining assets of the Company on an as-converted basis. Pursuant to the terms of the Convertible Preferred, neither the sale of all or substantially all of the Company's property and assets nor the merger or consolidation of the Company with or into one or more other corporations will trigger a payment of the liquidation preference.



         CONVERSION RIGHTS: The holders of shares of the Convertible Preferred shall have the right to convert such shares at any time prior to the eighth anniversary of their issuance, at the holder's option, into shares of Common Stock at an initial conversion price of $1.087, subject to certain adjustments (the "Conversion Price"). Additionally, the conversion ratio on any shares of Additional Convertible Preferred will reflect an increase from the initial $1.087 conversion price of 2% per quarter from the date of closing of the Private Placement. The Conversion Price is also subject to adjustment from time to time on a proportional basis in the event of stock dividends or splits, reclassifications, reorganizations, mergers or sales of assets or other events that would otherwise dilute the number of shares into which the Convertible Preferred is convertible and on a weighted average basis in the event of the issuance of Common Stock below fair market value or the issuance of options, rights, warrants or other convertible securities with exercise or conversion prices below the fair market value of the Common Stock. If not already converted, the Convertible Preferred will be automatically converted into shares of Common Stock on the eighth anniversary of their original issue date. In addition, holders of at least two-thirds of the outstanding shares of Convertible Preferred may elect to cause the conversion of all of the Convertible Preferred into Common Stock at any time.


         VOTING RIGHTS: So long as any share of Convertible Preferred is outstanding, each holder is entitled to vote in person or by proxy or written consent on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Convertible Preferred will have the number of votes per share as is equal to the number of votes per share that such holder would be entitled to cast had such holder converted his shares of Convertible Preferred into Common Stock as of the record date for such vote. The consent of the holders of a majority of the outstanding Convertible Preferred is also required for the payment or declaration of any dividend on junior stock and for the creation or issuance of any stock with preference or priority over the Convertible Preferred. The Convertible Preferred does not have any other voting rights except as required by Delaware law.

HOW WILL THE COMPANY USE THE PROCEEDS FROM THE QUESTOR TRANSACTION?


         The Company intends to use the net proceeds from the sale of the Convertible Preferred primarily to reduce outstanding debt under the 1997 Revolving Credit Facility. It is expected that the net proceeds received as a result of the Questor Transaction will be utilized to reduce outstanding indebtedness, which will reduce the leverage of the Company and provide it with needed flexibility. Upon consummation of the Private Placement and Rights Offering and payment of approximately $13 million in transaction fees, the Company expects to have approximately $55 million in cash and undrawn availability under the 2001 Revolving Credit Facility, including outstanding letters of credit. Such available funds are expected to be utilized for working capital and capital expenditures, including approximately $25 million for the HDS project of the Company's needle coke affiliate.

WHAT ARE THE GENERAL TERMS OF THE RIGHTS OFFERING?


         If Proposals 3, 4 and 5 are approved by the stockholders at the Meeting, the Company currently intends to commence a Rights Offering as soon as practicable following the First Closing Date. The Company expects to distribute
0.036 of a transferable right (a "Right") to purchase one share of Series B-1 Convertible Preferred with respect to each share of Common Stock outstanding as of the record date for the Rights Offering. The Rights will be distributed at no cost to the record holders. Each Right will entitle the holder to purchase, at $50.00 per share, one share of Series B-1 Convertible Preferred. No fractional Rights or cash in lieu of fractional Rights will be issued or paid, and the number of Rights distributed to each holder of Common Stock will be rounded up to the nearest whole number of Rights. The Bank Group has agreed to waive its right to participate in the Rights Offering.


         All Rights would cease to be exercisable 20 business days after the commencement of the Rights Offering, unless extended by the Company. All of the terms and conditions of the Rights Offering will be determined by the Board of Directors immediately prior to the commencement of the Rights Offering, and may be different from those described above. The Board of Directors reserves the right not to commence the Rights Offering until such time as it is in the best interests of the Company and the stockholders.

         Pursuant to the Purchase Agreement, the Questor Investors have agreed to purchase remaining shares of Convertible Preferred not subscribed for by the existing common stockholders, up to a maximum aggregate purchase price of $15 million.


         Stockholders of the Company will not vote on the Rights Offering. However, the Company's ability to consummate the Rights Offering is dependent upon stockholder approval of Proposals 3, 4 and 5.


         THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY CONVERTIBLE PREFERRED OR COMMON STOCK. ANY OFFER SHALL BE MADE ONLY THROUGH A SEPARATE PROSPECTUS, PURSUANT TO WHICH THE CONVERTIBLE PREFERRED WILL BE REGISTERED UNDER THE SECURITIES ACT. SUCH PROSPECTUS WILL BE DISTRIBUTED AFTER THE MEETING.

         THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD EXERCISE ANY RIGHTS THAT MAY BE ISSUED TO THEM.

WHO ARE THE QUESTOR INVESTORS?


         The information in this section has been provided to the Company by the Questor Investors.


         The Questor Investors are private investment funds managed by Questor, which is based in Southfield, Michigan. Questor manages over $1 billion of equity investment funds created to bring capital, turnaround and management assistance to non-core units of Fortune 1000 companies, businesses yet to realize their full potential, and underperforming and financially distressed companies.

         The Company has been advised that Questor takes an active role in the portfolio companies of the funds it manages. Typically, Questor develops a profit-improvement or restructuring plan and assists management in implementing this plan.

         Companies currently in the Questor portfolio include Channel Master, the world's largest and leading manufacturer of antenna systems, satellite dishes and related electronics and other equipment; Aegis Communications Group Inc., the sixth largest teleservices company in the United States; and Schwinn/ GT Corp., a supplier of high quality cycling and fitness equipment. Companies formerly owned by funds managed by Questor include Ryder TRS, a provider of truck rentals and related moving supplies and services to the consumer and light commercial markets in the United States, which was sold to Budget Group, Inc. in 1998, and AP Automotive Systems, one of the world's largest integrated suppliers of automotive exhaust systems, which was sold to Faurecia Automotive Holding, Inc. in 1999.

         For a description of the business backgrounds of certain Questor personnel, namely, Robert E. Shields, David M. Wathen and Terry M. Theodore, see "Questor Director Nominees."

WHAT ARRANGEMENTS HAVE BEEN MADE FOR MANAGEMENT IN CONNECTION WITH THE QUESTOR TRANSACTION?


         Mr. Fowler, the Chairman, President and Chief Executive Officer of the Company, and Mr. Weaver, the Senior Vice President and General Manager - Electrodes and Graphite Specialty Products of the Company, are parties to employment agreements which were entered into prior to the commencement of the discussions with Questor. Each agreement, which expires on August 31, 2001 in the case of Mr. Fowler and January 31, 2002 in the case of Mr. Weaver, provides, among other things, that each executive may terminate his employment and receive specified severance payments if, on or after the occurrence of a Change of Control (as defined in the agreements), there occurs a material reduction or unfavorable change in the responsibilities of the executive, a decrease in the executive's salary or bonus award potential or material decrease in his benefits, a change in the location at which the executive's duties are to be performed of more than 20 miles from the Company's Pittsburgh, Pennsylvania offices or the Company decides not to extend the employment agreement on terms and conditions at least as favorable as those set forth in such agreement. The severance payment, which is payable in cash in a lump sum, is equal to 2.99 times the executive's base salary plus 2.99 times the average of the previous two years of bonus plan payments and the continuation of the medical, dental and life insurance benefits for 36 months, provided that such payment will be limited to an amount which would not constitute a non-deductible "excess parachute payment" under Section 280G of the Internal Revenue Code. The Questor Transaction will constitute a Change of Control under these agreements and the selection of a Questor designee as Chairman of the Company, as presently contemplated, would constitute a change in responsibilities for Mr. Fowler which would entitle him to a severance payment in the amount of $1,046,500. However, Mr. Fowler and Questor are discussing a modification of the agreement which would provide that he would continue as Chief Executive Officer of the Company under his current employment agreement but could terminate his employment at any time for any reason and receive a severance payment equal to $350,000 and the continuation of insurance benefits for twelve months.


         Mr. Trigg, Vice President and General Manager - Seadrift Coke, L.P., Mr. Hacetoglu, Vice President and General Manager - Carbide Products, and Mr. Damian, Vice President-

Human Resources, each entered into a severance agreement with the Company in May 2001 which provides for two years of salary and medical coverage continuation if, within one year following the occurrence of a Change of Control, the Company or the controlling party terminates the executive for any reason other than Cause (as defined in the agreements) or such executive terminates his employment as a result of a material reduction or unfavorable change in the duties and responsibilities of the executive, or a decrease in the executive's salary or a material decrease in benefits. Such payments will be limited to an amount which would not constitute a non-deductible "excess parachute payment" under Section 280G of the Internal Revenue Code. The Board believed it was important to retain the services of key senior executives of the Company during this period and that the severance agreements would help to encourage this result. The severance agreements entered into in May 2001 replaced previous severance agreements for Messrs. Trigg, Hacetoglu and Damian and in each case the agreements include confidentiality and non-competition provisions. Certain other members of management have entered into severance agreements similar to those described above.



         Except for the severance payments that may be payable to Mr. Fowler as discussed above, the Company does not contemplate making severance payments to any other member of management.


         Since January 1, 2001, each of Messrs. Fowler, Weaver, Damian, Hacetoglu and Trigg have taken a voluntary 10% reduction in base salary in an effort to improve cash flow and demonstrate commitment to the Company's long-term success.


         The Company understands that Questor currently intends to reconstitute the Board of Directors after the Questor Transaction so that the Board will consist of four designees of Questor and three current directors of the Company:
Messrs. Fowler, Balser and Ball.


         The consummation of the Questor Transaction could accelerate the vesting of the Company's outstanding stock options under its 1995 Stock-Based Incentive Compensation Plan, 1998 Stock-Based Incentive Compensation Plan and Non-Employee Director Stock-Based Incentive Compensation Plan if a participant under such plans were to be involuntarily terminated within 18 months after such consummation, but virtually all such options provide for exercise prices substantially in excess of the current market price of the Company's Common Stock.

WHAT WILL THE SECURITY OWNERSHIP OF THE COMPANY BE FOLLOWING CONSUMMATION OF THE QUESTOR TRANSACTION AND THE BANK RESTRUCTURING?

         The following table sets forth certain information with respect to the presently anticipated beneficial ownership of the securities of the Company following consummation of the Private Placement and the Bank Restructuring. The information set forth below assumes the purchase of between $49 million and $89 million of Convertible Preferred by the Questor Investors and the purchase of $1 million of Series B-1 Convertible Preferred by Mr. Balser. Shares of Common Stock underlying outstanding options of the Company are not deemed to be outstanding.

                 Number and Percent of Shares in the Company (1)
                   -------------------------------------------


                                                   Assumes No Additional Preferred Issued
                            ----------------------------------------------------------------------------------
                              100% Rights Offering Participation        0% Rights Offering Participation by
                                 by Existing Stockholders(2)                   Existing Stockholders(3)
                              ----------------------------------        -----------------------------------
                                 Series B-1                                 Series B-1
                                Convertible          Underlying            Convertible         Underlying
Beneficial Owner                 Preferred        Common Stock (4)          Preferred       Common Stock (4)
----------------            ------------------   -------------------   ------------------  -------------------
Questor Investors.......      980,000 /  75.4%   45,078,197 /  57.4%   1,280,000 /  98.5%  58,877,645 /  74.9%
Bank Group(5)...........           -- / --       10,449,333 /  13.3%          -- / --      10,449,333 /  13.3%
Paul Balser.............       20,000 /   1.5%      919,963 /   1.2%      20,000 /   1.5%     919,963 /   1.2%
Other Stockholders......      300,000 /  23.1%   22,130,790 /  28.1%          -- / --       8,331,342 /  10.6%
                            1,300,000 / 100.0%   78,578,283 / 100.0%   1,300,000 / 100.0%  78,578,283 / 100.0%



                                               Assumes $25 Million Additional Preferred Issued
                            ----------------------------------------------------------------------------------
                              100% Rights Offering Participation by     0% Rights Offering Participation by
                                    Existing Stockholders(2)                  Existing Stockholders(3)
                              -------------------------------------    ---------------------------------------
                                Convertible          Underlying             Convertible        Underlying
Beneficial Owner                 Preferred          Common Stock(4)          Preferred        Common Stock(4)
----------------            ------------------  --------------------    ------------------  -------------------
Questor Investors.......    1,480,000 /  82.2%   68,077,277 /  67.0%    1,780,000 /  98.9%   81,876,725 / 80.6%
Bank Group(5)...........           -- / --       10,449,333 /  10.3%           -- / --       10,449,333 / 10.3%
Paul Balser.............       20,000 /   1.1%      919,963 /   0.9%       20,000 /   1.1%      919,963 /  0.9%
Other Stockholders......      300,000 /  16.7%   22,130,790 /  21.8%           -- / --        8,331,342 /  8.2%
                            ------------------  --------------------    ------------------  -------------------
                            1,800,000 / 100.0%  101,577,363 / 100.0%    1,800,000 / 100.0%  101,577,363 /100.0%


---------------
1. Assumes (i) that none of the Bank Warrants for 1,249,701 shares of Common Stock have been earned back and (ii) a $1.087 per share Conversion Price for the Convertible Preferred. The table does not take into account any additional shares of Convertible Preferred which may be issued as payment-in-kind dividends on outstanding shares of Convertible Preferred.


2. Assumes no purchase of Series B-1 Convertible Preferred by the Questor Investors in the Rights Offering.

3. Assumes purchase of $15 million of Series B-1 Convertible Preferred by the Questor Investors in the Rights Offering.


4. Assumes conversion of all the outstanding shares of Convertible Preferred into Common Stock at Conversion Price of $1.087.



5. Assumes conversion of $10 million of Bank Group debt into Common Stock and the exercise of Bank Warrants for 1,249,701 shares of Common Stock.


WHY DID THE BOARD APPROVE THE QUESTOR TRANSACTION?

         The Board unanimously approved the Questor Transaction and believes it is in the best interests of both the Company and its stockholders. Therefore, the Board unanimously recommends that you vote FOR approval of Proposal 3.

         In reaching its determination to approve the Questor Transaction, the Board considered a variety of factors, although it did not assume any relative or specific weight to the factors considered. However, no assurances can be given that the Company will realize all of the benefits described below if the proposed Questor Transaction is consummated. The factors considered included the following:

                  (a) pay down revolving debt thereby reducing financial leverage;

                  (b) fund potential revenue growth and required additional working capital;

                  (c) provide for additional capital investment required for new technology and new site development, including the proposed HDS project at the Company's needle coke affiliate; and

                  (d) avoid the addition of debt to the Company's capital structure.


         The primary reasons the Board selected the Questor Proposal were: (1) the Questor Proposal offered a cash infusion into the Company, which would enable the Company to pay down and restructure its bank debt, reduce the increasing pressure being applied on the Company by the Bank Group and continue funding various capital improvements, especially the above-described HDS project; (2) the rights offering component allowed existing stockholders to participate significantly in the purchase of the Convertible Preferred at the same price as is to be paid by the Questor Investors; (3) the Questor Proposal presented no significant antitrust concerns; (4) the Questor Investors had prior experience assisting companies experiencing operating and financial difficulties; and (5) the Questor Proposal, in the opinion of the Board, offered a higher likelihood of consummation, especially in light of the significant potential U.S. antitrust and financing issues raised by certain of the other proposed transactions.


WHAT ARE THE DISADVANTAGES OF THE QUESTOR TRANSACTION?

         The Board considered and discussed certain potential negative factors and risks that could arise or do arise from consummation of the Questor Transaction, including, among others, the dilution to existing stockholders, the change of control, the costs involved, the time and effort required of management, the potential adverse consequences of the Company's concentration of ownership among a small number of stockholders, including the dilution in each current stockholder's percentage ownership in the Company, and the risk that the benefits of the proposed transaction might not be fully realized. The Questor Investors would also, through their ownership of a majority of the Company's voting securities and their control of the Board of Directors, be able to block major transactions, including possible change of control transactions.


         Moreover, the per share price of Common Stock could drop as a result of the Questor Transaction. Because the Convertible Preferred issue will rank ahead of the Common Stock and benefit from dividends and certain anti-dilution protection not available to holders of Common Stock, investors may choose to sell their Common Stock and buy Convertible Preferred, which would result in downward pressure on the price of the Common Stock.



         Despite these potential negative factors and risks, the Board believes that such factors and risks are outweighed by the benefits and advantages of the proposed transaction. In view of the wide variety of factors, both positive and negative, considered by the Board, the Board did not find it practicable to quantify or otherwise assign weights to the specific factors considered.


WHY IS THE COMPANY ASKING FOR YOUR APPROVAL?


         The Purchase Agreement requires the Company to seek your approval of the Questor Transaction and the sale of the Convertible Preferred to the Questor Investors. Moreover, the Nasdaq National Market, on which the Company's Common Stock is listed, requires the

Company to seek your approval of any change of control of the Company or of any issuance of Common Stock (or securities convertible into Common Stock) equal to 20% or more of the Common Stock or voting power outstanding prior to such issuance for less than the greater of book or market value of the stock.


WHAT DOES THE BOARD RECOMMEND WITH RESPECT TO THIS PROPOSAL?

         THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF BOTH THE COMPANY AND ITS STOCKHOLDERS FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                              ---------------------


                              PROXY PROPOSAL NO. 4
                       APPROVAL OF THE ISSUANCE OF SHARES
                             TO THE REMAINING BANKS


                              ---------------------


WHAT IS THE COMPANY ASKING YOU TO APPROVE?


         You are being asked to approve the issuance of 9,199,632 shares of Common Stock to the Remaining Banks in connection with the Bank Restructuring.



WHAT ARE THE COMPONENTS OF THE BANK RESTRUCTURING?



         The Company and the Questor Investors have reached a tentative agreement with the Bank Group pursuant to which the Company's approximately $135 million of outstanding indebtedness under the 1997 Revolving Credit Facility would be refinanced as follows (the "Bank Restructuring"): (1) the Exiting Banks will transfer their interest in the indebtedness to the Company at a discount of $20.2 million, or approximately 30%, and will be paid the balance of their outstanding debt; and (2) the Remaining Banks will convert $10 million of indebtedness into 9,199,632 shares of Common Stock (reflecting a conversion price of $1.087 per share) and, after an additional $7.5 million debt repayment, will convert the balance of the indebtedness into a $50 million term loan facility. The issuance of Common Stock upon the conversion of indebtedness will have a further dilutive effect on the voting power and economic interests of the existing stockholders of the Company (see "What Will the Security Ownership of the Company Be Following Consummation of the Questor Transaction and the Bank Restructuring?").



         The Company is also in the process of obtaining the 2001 Revolving Credit Facility, which is a condition of the Bank Restructuring and to the Private Placement. Existing fees under the Amendment and Waiver in the amount of approximately $1.0 million will be shared among the Exiting Banks, and existing fees in the amount of approximately $0.2 million will be shared among the Remaining Banks, each on a pro rata basis. Of the total $2.7 million in amendment fees owed by the Company, approximately $0.3 million were paid in November 2000, approximately $1.2 million will be paid as set forth above, and the remainder of the fees will be waived. The agreement with the Bank Group is contingent upon, among other things, consummation of the Questor Transaction, completion of due diligence, and obtaining commitments for the asset-based facility. The Company's ability to consummate the issuance of shares of Common Stock to the Remaining Banks is dependent upon stockholder approval of Proposals 3, 4 and 5.



WHAT ARE THE TERMS OF THE EXCHANGE AGREEMENT?



         The conversion of the $10 million of indebtedness into equity will be effected pursuant to an Exchange and Registration Rights Agreement to be entered into on the First Closing Date by the Company and the Remaining Banks (the "Exchange Agreement"). Pursuant to the Exchange Agreement, the Company will issue to each Remaining Bank the number of shares of Common Stock equivalent to each Remaining Bank's pro rata portion of $10 million of outstanding debt owed by the Company to such bank divided by the conversion price of $1.087 per share. Each Remaining Bank will accept such Common Stock, plus its share of the $7.5 million loan repayment and a note evidencing its pro rata portion of the $50 million term loan, in full redemption and discharge of the Company's obligations under the terms of its respective promissory note. The Company will also agree pursuant to the Exchange Agreement to file a registration statement to effect the registration of such shares on or before January 31, 2002.



WHY IS THE COMPANY ASKING FOR YOUR APPROVAL?



         The Nasdaq National Market requires the Company to seek your approval of any issuance of Common Stock equal to 20% or more of the Common Stock outstanding prior to such issuance. While the issuance of Common Stock to the Remaining Banks represents more than 20% of the Common Stock outstanding prior to the issuance of Convertible Preferred to the Questor Investors, immediately after the issuance of shares to the Questor Investors the Remaining Banks will hold approximately 13.3% of the issued and outstanding shares of Common Stock on a fully diluted basis, assuming the Questor Investors purchase no shares of Additional Convertible Preferred, or approximately 10.3%, assuming the Questor Investors purchase all the shares of Additional Convertible Preferred available to them under the Purchase Agreement.



WHAT DOES THE BOARD RECOMMEND WITH RESPECT TO THIS PROPOSAL?



         THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF BOTH THE COMPANY AND ITS STOCKHOLDERS FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.



                              ---------------------



                              PROXY PROPOSAL NO. 5
                          APPROVAL OF AMENDMENT TO THE
                                 FOURTH ARTICLE



                              ---------------------




WHAT IS THE COMPANY ASKING YOU TO APPROVE?


         In contemplation of the Questor Transaction, but subject to the closing of such transaction, the Board of Directors also approved an amendment to
Section 4.1 of the Fourth Article of the Charter to increase the total number of shares of all classes of stock which the Company may issue from 20,000,000 to 255,000,000, consisting of increasing the authorized shares of Common Stock from 18,000,000 to 250,000,000 and preferred stock from 2,000,000 to 5,000,000.


WHAT IS THE CURRENT NUMBER OF OUTSTANDING COMPANY SHARES?

         As of May 31, 2001, the Company had the following number of authorized, and issued and outstanding, shares of the following capital stock:


                                                                            ISSUED AND
                                                           AUTHORIZED      OUTSTANDING
                                                           ----------      -----------
Common Stock............................................   18,000,000        8,331,342
Series A Junior Participating Preferred Stock...........       10,000               --
Undesignated Preferred..................................    1,990,000               --


         The Series A Junior Participating Preferred Stock is reserved pursuant to the Company's Rights Agreement, which will be terminated prior to the closing of the Private Placement.

WHAT ARE THE REASONS FOR THE AMENDMENT TO THE FOURTH ARTICLE?


         Up to an aggregate of 1,800,000 shares of Convertible Preferred may be issued to the Questor Investors pursuant to the Purchase Agreement and to Mr. Balser pursuant to the Balser Agreement. Such shares will be convertible into that number of shares of Common Stock equal to the Conversion Price of $1.087 divided into the Convertible Preferred's "Investment Value," comprised of $50.00 per share, subject to any antidilution adjustments. Assuming a Conversion Price of $1.087 per share, the maximum number of shares of Common Stock issuable upon conversion of the Convertible Preferred into Common Stock (subject to adjustment as provided in the Certificate of Designation of the Convertible Preferred) will be 59,797,608 before the issuance of any Additional Convertible Preferred, or 82,796,688 assuming the issuance of the full amount of the Additional Convertible Preferred. The Company expects to require approximately 240,000,000 shares of authorized Common Stock to accommodate the 8,331,342 shares of Common Stock currently outstanding and the issuance of up to (i) 82,796,688 shares of Common Stock upon the conversion of the Convertible Preferred, (ii) 130,411,636 shares of Common Stock upon the conversion of additional shares of preferred stock issuable as dividends in kind on the Convertible Preferred, (iii) 9,199,632 shares of Common Stock issuable to the Bank Group as part of the Bank Restructuring, (iv) 1,249,701 shares of Common Stock issuable to the Bank Group pursuant to the Bank Warrants, and (v) 8,000,000 shares of Common Stock issuable upon exercise of management stock options. Approximately 10,000,000 additional shares of Common Stock are being authorized for future issuances in connection with capital formation, acquisitions, employee incentives and other corporate purposes.



         Although the number of shares of Convertible Preferred issuable pursuant to the Purchase Agreement is less than the number of shares of preferred stock currently authorized, the Company must nevertheless increase its authorized preferred stock to accommodate up to approximately 2,835,149 additional shares of preferred stock issuable as dividends in kind on the Convertible Preferred.

         Accordingly, the Board of Directors has approved the following amendment, and recommends your adoption and approval of this amendment. Article Fourth, as recommended to be amended, will provide as follows:

         ARTICLE FOURTH

         Section 4.1. Authorized Capital. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 255,000,000, consisting of 250,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").


         At any time and from time to time when authorized by resolution of the Board of Directors and without any action by its stockholders, the Corporation may issue or sell any shares of its capital stock of any class or series, whether out of the unissued shares thereof authorized by the Certificate of Incorporation of the Corporation as originally filed or by an amendment thereof or out of shares of its capital stock acquired by it after the issue thereof, and whether or not the shares thereof so issued or sold shall confer upon the holders thereof the right to exchange or convert such shares for or into other shares of capital stock of the Corporation of any class or classes or any series thereof. When similarly authorized, but without any action by its stockholders, the Corporation may issue or grant rights, warrants or options, in bearer or registered or such other form as the Board of Directors may determine, for the purchase of shares of the capital stock of any class or series of the Corporation within such period of time, or without limit as to time, to such aggregate number of shares, and at such price per share, as the Board of Directors may determine. Such rights, warrants or options may be issued or granted separately or in connection with the issue of any bonds, debentures, notes, obligations or other evidences of indebtedness or shares of the capital stock of any class or series of the Corporation and for such consideration and on such terms and conditions as the Board of Directors in its sole discretion may determine. In each case the consideration to be received by the Corporation for any such shares so issued or sold shall be such as shall be fixed from time to time by resolution by the Board of Directors. Each share of the capital stock of the Corporation issued or sold pursuant to the foregoing provisions of this Section 4.1 and the full consideration for which in each case as so fixed by the Board of Directors shall have been paid or delivered to the Corporation, shall be conclusively deemed to be fully paid stock and shall not be liable to any further call or assessments thereon, and the holders thereof shall not be liable for any further payments in respect thereof. The Corporation may receive in payment, in whole or in part, for any shares of its capital stock issued or sold by it, cash, labor done, personal property or real property or leases thereof, and in the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of the labor, personal property or real property or leases thereof so received shall be conclusive.


         The issuance of new series of Preferred Stock from time to time would likely affect the holders of Common Stock by taking priority as to distributions by the Company of dividends or of assets remaining after the payment of creditors upon the liquidation or dissolution of the

Company. In addition, special voting rights and rights to convert Preferred Stock into Common Stock would reduce the voting power of holders of the Common Stock.


         The Company will not effect the amendment to the Charter unless stockholder approval of Proposals 3 and 4 is also obtained.


WHY DID THE BOARD APPROVE THE AMENDMENT TO THE FOURTH ARTICLE?


         The Board of Directors adopted the amendment to the Fourth Article in connection with the Questor Transaction, and the approval of the amendment is a condition to the consummation of the Questor Transaction. In approving Proposal 5, the Board in part was simply recognizing the need for additional shares of Common Stock to satisfy the Company's possible obligations under the terms of the Convertible Preferred and the need for additional shares of Preferred Stock to accommodate any dividends payable in kind on the Convertible Preferred. In approving Proposal 5, the Board of Directors determined that it is in the best interests of both the Company and its stockholders to allow the Company more flexibility in its capital structure and to enable the Company to meet its obligations with respect to shares of convertible securities. Consequently, the Board of Directors believes that approval of the increase in the authorized Common Stock is in the best interests of both the Company and its stockholders and recommends your approval of the amendment to the Fourth Article to the Charter.


WHY IS THE COMPANY ASKING FOR YOUR APPROVAL?

         The Company's Charter requires your approval for its amendment to increase the number of authorized shares of capital stock.

WHAT DOES THE BOARD RECOMMEND WITH RESPECT TO THIS PROPOSAL?

         THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF BOTH THE COMPANY AND ITS STOCKHOLDERS FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                              ---------------------

                         STOCKHOLDER PROPOSALS FOR 2001

                              ---------------------



         Stockholder proposals intended to be presented at the 2001 Special Meeting in Lieu of Annual Meeting of Stockholders must be received by the Company for inclusion in its Proxy Statement and form of proxy relating to that meeting by August , 2001. Reference is also made to Section 6 of Article II of the Company's By-laws regarding nomination of directors as discussed on page 7 of this Proxy Statement.


         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

         The following unaudited condensed consolidated pro forma financial statements of the Company have been prepared to give effect to the following:

          o the proposed issuance of 1,000,000 shares of Series B-1 Convertible Preferred, for a total of $50.0 million, pursuant to the Private Placement and the Balser Agreement;

          o the proposed issuance of 300,000 shares of Series B-1 Convertible Preferred, for a total of $15.0 million, pursuant to the Rights Offering;

          o the proposed establishment of a $50.0 million term loan facility with a maturity date of August 1, 2006 (the "Term Loan");


          o the proposed establishment of a $60.0 million senior secured revolving credit facility with a maturity date of August 1, 2005 (the "2001 Revolving Credit Facility"), ;



          o the proposed extinguishment of the existing $135.0 million of outstanding debt under the 1997 Revolving Credit Facility through a combination of $20.2 million of debt forgiveness, $10.0 million of debt converted into 9,199,632 shares of Common Stock and $97.1 million of debt repayment under such facility; and



          o the payment of $13.2 million in transaction fees and debt issuance costs comprised of the following: investment advisor fees payable to Bear Stearns of $4.6 million, investment advisor fees payable to Questor, advisor to the Questor Investors, of $2.5 million, debt issuance costs of $3.2 million and legal, accounting and other fees of $2.9 million.



         The Company does not expect to immediately borrow under the 2001 Revolving Credit Facility, which is expected to bear interest at 7%.



         The Series B-1 Convertible Preferred issued in the Private Placement and the Rights Offering is convertible into Common Stock at a conversion price of $1.087 per share. The shares issued in the Private Placement are convertible into 45,998,160 shares of Common Stock and the shares issued in the Rights Offering are convertible into 13,799,448 shares of Common Stock. These shares are also subject to cumulative participating dividends that accrue at 12% annually, and are payable quarterly in the form of cash or additional shares of Series B-1 Convertible Preferred with the same rights as described above. The voting rights are determined on an as-converted basis.



         In addition, pursuant to the Additional Purchase, Questor has the option to purchase up to 500,000 shares of Additional Convertible Preferred for an aggregate of $25.0 million in up to four tranches over a period of three years. These shares have the same dividend and voting rights as the shares of Series B-1 Convertible Preferred issued in the Private Placement and the Rights Offering except that the conversion price of $1.087 is subject to a 2% increase per quarter. The Company does not expect the Questor Investors to immediately exercise the option to purchase Additional Convertible Preferred and, as a result, the Additional Purchase is not reflected in these pro forma statements.



         For purposes of determining the fair value of the stock issued in the Questor Transaction, these pro forma statements assume a closing date for the transaction of June 29, 2001. The closing stock price of the Company's Common Stock on the NASDAQ National Market System as of that date was $1.15625 per share.


         The adjustments presented are based upon available information and include certain assumptions and adjustments that the Company believes are reasonable under the circumstances.

These adjustments are directly attributable to the proposed Questor Transaction and are expected to have a continuing impact on the Company's business, results of operations and financial condition.


     The unaudited historical condensed consolidated balance sheet of the Company as of April 30, 2001 and the unaudited historical condensed consolidated statement of operations of the Company for the nine months ended April 30, 2001 were derived from the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2001 filed with the Securities and Exchange Commission on June 14, 2001. The historical condensed consolidated statement of operations for the year ended July 31, 2000 was derived from the audited consolidated financial statements of the Company included in its 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 14, 2000.



         The unaudited pro forma condensed consolidated balance sheet of the Company as of April 30, 2001 gives effect to the proposed Questor Transaction as if it occurred on April 30, 2001. The unaudited pro forma condensed consolidated statements of operations of the Company for the year ended July 31, 2000 and for the nine months ended April 30, 2001 give effect to the proposed Questor Transaction as if it occurred on August 1, 1999.



         The unaudited pro forma financial information and related notes are provided for informational purposes only and do not necessarily reflect the results of operations or financial condition of the Company that would have actually resulted had the acquisitions referred to above been consummated as of the dates indicated and are not intended to project the Company's financial condition or results of operations for any future period. The unaudited pro forma condensed consolidated statement of operations for the year ended July 31, 2000, does not include the estimated effect of a non-recurring before tax extraordinary gain of $17.5 million associated with the extinguishment of the Company's debt or a non-recurring deemed dividend of $4.1 million associated with the issuance of $65.0 million of convertible preferred stock with an assumed fair value of $1.15625 with a conversion price of $1.087. This deemed dividend was calculated based on the difference between the conversion price per share of $1.087 and the fair value per share of $1.15625 multiplied by the number of shares of Common Stock on an as-converted basis. Additionally, the unaudited condensed consolidated statements of operations do not include a severance payment of $1.0 million which Walter Fowler, the Chairman, President and Chief Executive Officer of the Company, would be entitled to receive if his employment agreement were not modified from its current form. See "What Arrangements Have Been Made for Management in Connection With the Questor Transaction?".



         The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and related notes as of July 31, 2000 and 1999, and for each of the three years in the period ended July 31, 2000 and "Management's Discussion and Analysis" included in the Company's 2000 Annual Report on Form 10-K. The unaudited pro forma financial information should also be read in conjunction with the Company's unaudited condensed consolidated financial statements and related notes as of April 30, 2001, and for the nine months ended April 30, 2001 and "Management's Discussion and Analysis" included in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2001.

                THE CARBIDE/GRAPHITE GROUP, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF APRIL 30, 2001
                             (DOLLARS IN THOUSANDS)


                                                  The                             The
                                            Carbide/Graphite                Carbide/Graphite
                                               Group, Inc.                     Group, Inc.
                                            and Subsidiaries                And Subsidiaries
                                               Historical     Adjustments      Pro forma
--------------------------------------------------------------------------------------------
Cash and cash equivalents                       $     --     $   2,163  A      $  2,163
Accounts receivable - trade, net                  34,417                         34,417
Inventories                                       63,005                         63,005
Deferred income taxes                              3,587                          3,587
Other current assets                               4,264                          4,264
                                                --------     --------          --------
  Total current assets                           105,273         2,163          107,436

Property and equipment, net                      121,506                        121,506
Deferred income taxes                              8,530        (7,011) B         1,519
Other assets, net                                  7,055         1,508  C         8,563
                                                --------     ---------         --------

  Total assets                                  $242,364     $  (3,340)        $239,024
                                                ========     =========         ========

Overdrafts                                      $  2,520     $  (2,520) A      $     --
Accounts payable, trade                           21,266                         21,266
Antitrust claims reserve                           2,698                          2,698
Income taxes payable                               1,439                          1,439
Other current liabilities                         13,169                         13,169
                                                --------     ---------         --------
  Total current liabilities                       41,092        (2,520)          38,572

Long-term debt                                   127,336       (77,973) D        49,363
Other liabilities                                 11,663                         11,663
                                                --------     ---------         --------

  Total liabilities                              180,091       (80,493)          99,598
                                                --------     ---------         --------

Preferred stock                                       --            13  E            13
Common Stock                                          99            92  E           191
Additional paid-in capital                        36,712        70,673  E       107,385
Retained earnings                                 33,392         6,375  F        39,767
Other stockholders' equity                        (7,930)                        (7,930)
                                                --------     ---------         --------

  Total stockholders' equity                      62,273        77,153          139,426
                                                --------     ---------         --------

  Total liabilities and
    stockholders' equity                        $242,364     $  (3,340)        $239,024
                                                ========     =========         ========


      See notes to unaudited pro forma condensed consolidated balance sheet

                THE CARBIDE/GRAPHITE GROUP, INC. AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(A) Represents the following adjustments to cash and cash equivalents and overdrafts:


       Proceeds from the Private Placement                                                     $ 50,000
       Proceeds from the Rights Offering                                                         15,000
       Proceeds from the Term Loan                                                               50,000
       Repayment of the Revolving Credit Facility                                               (97,136)
       Transaction costs including debt issuance costs                                          (13,181)
       Repayment of overdrafts                                                                   (2,520)
                                                                                               --------
                                                                                               $  2,163
                                                                                               ========

        Subsequent to April 30, 2001, the Company borrowed additional amounts under the 1997 Revolving Credit Facility. As a result, actual cash proceeds will be less than $2.2 million.

(B) Represents the utilization of $7.0 million of net operating losses as a result of the before tax extraordinary gain of $17.5 million related to the extinguishment of debt.

(C) Represents the write-off of $1.7 million of debt issuance costs related to the 1997 Revolving Credit Facility and debt issuance costs of $3.2 million related to the establishment of the Term Loan and the 2001
        Revolving Credit Facility.

(D) Represents the following adjustments related to long-term debt:

       Term Loan                                                                               $ 50,000
       Repayment of 1997 Revolving Credit Facility                                              (97,136)
       Forgiveness of debt under 1997 Revolving Credit Facility                                 (20,200)
       Conversion of debt under 1997 Revolving Credit Facility into 9,199,632 shares
         Common Stock at a conversion price of $1.087 per share                                 (10,000)
       Discount on Term Loan as a result of Common Stock issued in debt conversion with a fair value of $1.15625 and a conversion price of
         $1.087 per share                                                                          (637)
                                                                                               --------
                                                                                               $(77,973)
                                                                                               ========

        The classification of the Company's debt as long-term in the historical condensed consolidated balance sheet is based on the presumed completion of the proposed transactions.

(E) Represents the following adjustments to preferred stock, Common Stock and additional paid-in capital:

       Proceeds from the Private Placement                                                                 $ 50,000
       Proceeds from the Rights Offering                                                                     15,000
       Conversion of $10,000 of debt under the 1997 Revolving Credit Facility into 9,199,632
         shares of Common Stock with a fair value of $1.15625 per share(1)                                   10,637
       Beneficial conversion feature(2)                                                                       4,141
       Estimated transaction costs                                                                           (9,000)
                                                                                                           --------
                                                                                                           $ 70,778
                                                                                                           ========

1       The fair value of $1.15625 is based on an assumed closing date for the transaction of June 29, 2001.
2       The beneficial conversion feature was calculated based on the difference between the conversion price per share of $1.087 and the fair value per share of $1.15625 multiplied by the number of shares of Common Stock on an as-converted basis (59,797,608).

(F)     Represents the following adjustments to retained earnings:

       Forgiveness of debt under 1997 Revolving Credit Facility                                             $20,200
       Write-off of debt issue costs related to 1997 Revolving Credit Facility
       and termination fee                                                                                   (2,673)
                                                                                                           --------
                                                                                                             17,527
       Tax expense                                                                                           (7,011)
                                                                                                           --------
       Extraordinary gain                                                                                    10,516
       Deemed dividend for beneficial conversion feature on preferred stock                                  (4,141)
                                                                                                           --------
                                                                                                           $  6,375
                                                                                                           ========

                THE CARBIDE/GRAPHITE GROUP, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 2000
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                The                                The
                                                          Carbide/Graphite                   Carbide/Graphite
                                                            Group, Inc.                        Group, Inc.
                                                          and Subsidiaries                   and Subsidiaries
                                                            Historical       Adjustments        Pro Forma
-------------------------------------------------------------------------------------------------------------
Net sales                                                   $  207,355      $                  $   207,355
Cost of goods sold                                             197,619                             197,619
Selling, general and administrative                             12,100           1,000  A           13,100
Early retirement/severance charge                                2,050                               2,050
                                                            ----------      ----------         -----------
  Operating income (loss)                                       (4,414)         (1,000)             (5,414)

Interest expense, net                                           10,423          (5,852) B            4,571
                                                            ----------      ----------         -----------
  Income (loss) before income taxes                            (14,837)          4,852              (9,985)

Provision  for (benefit from) taxes                             (5,108)          1,941  C           (3,167)
                                                            ----------      ----------         -----------

Income (loss) before extraordinary
  item                                                          (9,729)          2,911              (6,818)

Preferred stock dividends                                           --           8,678  D            8,678
                                                            ----------      ----------         -----------

Income (loss) before extraordinary
  item available for holders of Common Stock                $   (9,729)     $   (5,767)        $   (15,496)
                                                            ==========      ==========         ===========

Earnings per share:
  Basic and diluted                                         $    (1.17)                        $     (0.88)
                                                            ----------                         -----------


Weighted average shares outstanding                          8,327,815       9,199,632  E       17,527,447
                                                            ----------      ----------         -----------


 See notes to unaudited pro forma condensed consolidated statement of operations

                THE CARBIDE/GRAPHITE GROUP, INC. AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


(A)  Represents an annual management fee to Questor.

(B)  Represents the following adjustments to interest expense:

     Interest expense related to the $50,000 Term Loan at 7%                               $    3,500
     Amortization expense related to the Term Loan and 2001 Revolving Credit
       Facility issuance costs(1)                                                                 705
     Amortization expense related to the discount on the Term Loan(2)                             128
     Elimination of interest expense related to the 1997 Revolving Credit Facility(3)          (9,907)
     Elimination of amortization of debt issue costs related to the 1997 Revolving
       Credit Facility                                                                           (278)
                                                                                           ----------
                                                                                           $   (5,852)
                                                                                           ==========

     1 Represents the amortization of $1.6 million of debt issuance costs related to the Term Loan over five years and $1.6 million related to the 2001 Revolving Credit Facility over four years.

     2 Represents the amortization of the discount on the Term Loan of $0.6 million over five years.

     3 Represents the elimination of the historical interest expense related to the 1997 Revolving Credit Facility for the year ended July 31, 2000.

     A change in interest rates of 0.125% would result in a corresponding change in pro forma interest expense of $63.

(C) Represents the tax effect of the pro forma adjustments at an assumed rate of 40%.

(D)  Represents cumulative preferred stock dividends related to the Private
     Placement and the Rights Offering. For purposes of the pro forma statements, the Company has assumed the dividends will be paid in preferred stock as follows:

     Annual yield on $65.0 million compounded quarterly at 12%                             $    8,158

     Equivalent number of shares of Common Stock on an as-converted basis at a
       conversion price of $1.087                                                           7,505,127

     Fair value of preferred shares to be issued assuming a fair value of $1.15625
                                                                                           $    8,678

(E) Represents shares issued in connection for the forgiveness of $10.0 million of debt.



The unaudited pro forma condensed consolidated statement of operations for the year ended July 31, 2000, does not include the estimated effect of a non-recurring before tax extraordinary gain of $17.5 million associated with the extinguishment of the Company's debt or a non-recurring deemed dividend of $4.1 million associated with the issuance of $65.0 million of convertible preferred stock with an assumed fair value of $1.15625 with a conversion price of $1.087. This deemed dividend was calculated based on the difference between the conversion price per share of $1.087 and the fair value per share of $1.15625 multiplied by the number of shares of Common Stock on an as-converted basis.

                THE CARBIDE/GRAPHITE GROUP, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED APRIL 30, 2001
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                            The                                The
                                                      Carbide/Graphite                   Carbide/Graphite
                                                         Group, Inc.                        Group, Inc.
                                                      and Subsidiaries                   and Subsidiaries
                                                         Historical     Adjustments         Pro Forma
------------------------------------------------------------------------------------------------------------------------
Net sales                                                $  140,208     $                  $   140,208

Cost of goods sold                                          138,592                            138,592
Selling, general and administrative                           9,238            750 A             9,988
                                                         ----------      ---------         -----------
  Operating income (loss)                                    (7,622)          (750)             (8,372)

Interest expense, net                                        12,773         (6,486) B            6,287
Other expense (income)                                       (1,122)                            (1,122)
                                                         ----------      ---------         -----------
  Income (loss) before income taxes                         (19,273)         5,736             (13,537)

Provision  for (benefit from) taxes                          (6,799)         2,295 C            (4,504)
                                                         ----------      ---------         -----------

Net income (loss)                                           (12,474)         3,441              (9,033)

Preferred stock dividends                                        --          7,216 D             7,216
                                                         ----------      ---------         -----------

Net income (loss) available for
  holders of Common Stock                                $  (12,474)     $  (3,775)        $   (16,249)
                                                         ==========      =========         ===========

Earnings per share:
  Basic and diluted                                      $    (1.50)                       $     (0.93)
                                                         ----------                        -----------


Weighted average shares outstanding                       8,331,342      9,199,632 E        17,530,974
                                                         ----------      ---------         -----------


 See notes to unaudited pro forma condensed consolidated statement of operations

                THE CARBIDE/GRAPHITE GROUP, INC. AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


(A) Represents the pro-rata portion of the annual management fee to Questor.


(B)     Represents the following adjustments to interest expense:
       Interest expense related to the $50,000 Term Loan at 7%                               $    2,625
       Amortization expense related to the Term Loan and 2001 Revolving Credit
         Facility issuance costs and discount on Term Note(1)                                       530
       Amortization expense related to the discount on the Term Loan(2)                              95
       Elimination of interest expense related to the 1997 Revolving Credit Facility(3)          (9,241)
       Elimination of amortization of debt issue costs related to the 1997 Revolving
         Credit Facility                                                                           (495)
                                                                                             ----------
                                                                                             $   (6,486)
                                                                                             ==========

   1    Represents the pro-rata amortization of $1.6 million of debt issuance costs related to the Term Loan over five years and $1.6 million related to the 2001 Revolving Credit Facility over four years.
   2    Represents the pro-rata amortization of the discount on the Term Loan of
        $0.6 million over five years.
   3    Represents the elimination of the historical interest expense related to the 1997 Revolving Credit Facility for the nine months ended April 30, 2001.

        A change in interest rates of 0.125% would result in a corresponding change in pro forma interest expense of $47.

(C) Represents the tax effect of the pro forma adjustments at an assumed rate of 40%.

(D)     Represents cumulative preferred stock dividends related to the Private
        Placement and the Rights Offering. For purposes of the pro forma statements, the Company has assumed the dividends will be paid in preferred stock as follows:

       Pro-rata yield on accreted value of $72.3 million compounded quarterly at 12%         $    6,784

       Equivalent number of shares of Common Stock on an as-converted basis at a
         conversion price of $1.087                                                           6,240,781

       Fair value of preferred shares to be issued assuming a fair value of $1.15625         $    7,216

(E) Represents shares issued in connection for the forgiveness of $10.0 million of debt.

                               RECENT DEVELOPMENTS



         As disclosed in the notes to the financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2001 (a copy of which is attached as Exhibit B to this Proxy Statement), on February 10, 1999, a U.S. corporation which allegedly made purchases on behalf of two foreign entities and a group of 22 foreign purchasers which are based in several foreign countries filed a complaint against the Company, UCAR International Inc, SGL Carbon Corporation, Tokai Carbon Co., Ltd., Tokai Carbon U.S.A., Inc., Nippon Carbon Co., Ltd., SEC Corporation and certain present and former related parties of UCAR in United States District Court for the Eastern District of Pennsylvania. This complaint was subsequently amended to add four additional plaintiffs. Also as disclosed in such Quarterly Report, on September 24, 1999, three Australian companies and one New Zealand company filed a complaint against the same parties named in the lawsuit filed on February 10, 1999. These cases assert claims for violations of the Sherman Act.



         On June 13, 2001, the Court in the above cases granted the defendants' motion to dismiss the claims based upon $205 million worth of purchases of graphite electrodes from the defendants. The Court let stand claims based upon $20 million worth of purchases. The plaintiffs and defendants have agreed that the entire decision may be appealed to the United States Court of Appeals for the Third Circuit.



         As disclosed in the notes to the financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2001, on January 24, 2001, the Commission of the European Communities (the "EU Commission") adopted a Statement of Objections against the Company and seven other graphite electrode producers in connection with the EU Commission's antitrust investigation of the graphite electrode industry.



         On July 18, 2001, the Company received notice from the EU Commission indicating that it had imposed a 10.3 million Euro fine (approximately $8.8 million) on the Company in connection with such investigation. The Company was one of eight graphite electrode producers fined by the EU Commission and the Company's fine was the smallest of those imposed. The Company disagrees with the imposition of the fine and intends to appeal this ruling.


                             ADDITIONAL INFORMATION

         Reference is made to the Company's Annual Report on Form 10-K for its fiscal year ended July 31, 2000, a copy of which is attached as Exhibit A to this Proxy Statement, which contains information regarding the directors and executive officers of the Company, including compensation and benefit matters, security ownership of certain beneficial owners and management and Section 16(a) beneficial ownership reporting compliance.

         Since January 1, 2001, each of Messrs. Fowler, Weaver, Damian, Hacetoglu and Trigg have taken a voluntary 10% reduction in base salary in an effort to improve cash flow and demonstrate commitment to the Company's long-term success.

                           INCORPORATION BY REFERENCE

         Incorporated by reference in this Proxy Statement is the following information included in the Company's Annual Report on Form 10-K for its fiscal year ended July 31, 2000:

     o the Company's financial statements at July 31, 1999 and 2000 and for the three years ended July 31, 2000,

     o the Company's supplementary financial information quarterly for the two years ended July 31, 2000,

     o management's discussion and analysis of financial condition and results of operations for the three years ended July 31, 2000, and

     o information regarding quantitative and qualitative disclosures about market risk.


     Also incorporated by reference in this Proxy Statement is the following information included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2001, a copy of which is attached as Exhibit B to this Proxy Statement:



     o the Company's financial statements at and for the nine months ended April 30, 2000 and 2001, and



     o management's discussion and analysis of financial condition and results of operations for the nine months ended April 30, 2001.


                                  OTHER MATTERS

         The Company knows of no other matters to be presented for action at the Meeting. However, if any other matters should properly come before the Meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.




                                                     The Board of Directors
                                                     August    , 2001

                                   PROXY CARD


                        THE CARBIDE/GRAPHITE GROUP, INC.
       PROXY FOR SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING
                                  AUGUST , 2001


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of THE CARBIDE/GRAPHITE GROUP, INC., a Delaware corporation (the "Company"), does hereby constitute and appoint [_________] and [_________], or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders in Lieu of Annual Meeting to be held at The Westin William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, on August , 2001 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the "Meeting"), on all matters that may come before such Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 and 5.


Please mark your vote as indicated in this example [X]


1.       ELECTION OF DIRECTORS (Proposal 1)


                                        VOTE FOR ALL*        WITHHOLD FOR ALL
                                           [   ]                   [   ]
         Nominees:
           Paul F. Balser
           Robert M. Howe
           Ronald B. Kalich


       * TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEE(S), STRIKE THROUGH THE NAME(S) OF SUCH NOMINEE(S) IN THE LIST SET FORTH ABOVE.


2. PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 31, 2001 (Proposal 2)

                                            FOR          AGAINST       ABSTAIN
                                           [   ]          [   ]         [   ]


3. PROPOSAL TO APPROVE THE QUESTOR PURCHASE AGREEMENT AND ISSUANCE OF SHARES THEREUNDER (Proposal 3)


                                            FOR          AGAINST       ABSTAIN
                                           [   ]          [   ]         [   ]


4.       PROPOSAL TO APPROVE THE ISSUANCE OF SHARES TO THE BANK GROUP
         (Proposal 4)



                                            FOR          AGAINST       ABSTAIN
                                           [   ]          [   ]         [   ]



5. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S CAPITAL STOCK (Proposal 5)


                                            FOR          AGAINST       ABSTAIN
                                           [   ]          [   ]         [   ]


6.       OTHER MATTERS


         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4 AND 5 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Special Meeting of Stockholders in Lieu of Annual Meeting dated August __, 2001, the Proxy Statement attached thereto and the Annual Report and Quarterly Report of the Company for the fiscal year ended July 31, 2000 and the nine-month period ended April 30, 2001, respectively, forwarded therewith.



                                          Dated:                      , 2001
                                                ----------------------




                                          -----------------------------------
                                                       Signature




                                          -----------------------------------
                                                       Signature



Please mark, date, sign and return this Proxy promptly using the enclosed envelope. If stock is held in the names of joint owners, each should sign. Persons signing as an attorney, executor, administrator, guardian, trustee, corporate officer or in any other fiduciary or representative capacity should give full title.